UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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TriCo Bancshares

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TRICO BANCSHARES

TriCo Bancshares
63 Constitution Drive
Chico, California 95973
Phone: (530) 898-0300
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT
To Our Shareholders:
On Tuesday, May 3, 2011, TriCo Bancshares will hold its annual meeting of shareholders at its headquarters located at 63 Constitution Drive, Chico, California. The meeting will begin at 5:00 p.m. Pacific Time.
Shareholders who owned shares of our stock at the close of business on March 11, 2011, may attend and vote at the meeting. At the meeting, shareholders will be asked to:
1.	Elect nine directors for terms expiring at the 2012 annual meeting of shareholders.
2.	Approve an advisory resolution concerning the compensation of our executives.
3.	Vote, on an advisory basis, on the frequency of future advisory votes concerning the compensation of our executives.
4.	Ratify the selection of Moss Adams LLP as our principal independent auditor for 2011.
5.	Attend to any other business properly presented at the meeting.
We do not know of any other business that will come before the meeting. In order to vote without attending the meeting, you may sign and date the enclosed proxy and voting instruction card and return it in the postage prepaid envelope.
A copy of our 2010 annual report is enclosed. We are mailing these proxy materials to shareholders beginning on or about March 25, 2011.
As a shareholder, your vote is important. Whether or not you plan to attend the annual meeting in person, it is important that you vote as soon as possible to ensure that your shares are represented. We request that all shareholders be present at the meeting in person or by proxy to ensure that we have a quorum.

By Order of the Board of Directors,

Alex A. Vereschagin, Jr.
Secretary
Chico, California
March 23, 2011
YOUR VOTE IS IMPORTANT TO TRICO BANCSHARES.
Regardless of whether you plan to attend the meeting in person, we urge you to vote in favor of each of the proposals as soon as possible.

PROXY STATEMENT TABLE OF CONTENTS

QUESTIONS AND ANSWERS
1.	Q:	Why am I receiving these materials?
A:	The Board of Directors of TriCo Bancshares is providing these proxy materials to you in connection with its annual meeting of shareholders which will take place on May 3, 2011. As a shareholder, you are invited to attend the meeting and may vote on the proposals described in this proxy statement.
2.	Q:	What information is contained in these materials?
A:	The information included in this proxy statement relates to the proposals to be voted on at the meeting, the voting process, the compensation of our directors and executive officers and certain other required information. Our 2010 Annual Report is also enclosed.
3.	Q:	Who may vote at the meeting?
A:	Only shareholders of record at the close of business on March 11, 2011, may vote at the meeting. As of the record date, 15,860,138 shares of our common stock were issued and outstanding. Each shareholder is entitled to one vote for each share of common stock held on the record date.
4.	Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?
A:	Most shareholders hold shares through a stockbroker, bank or other nominee rather than directly in their own name. The distinctions between shares held of record and shares owned beneficially are summarized below.
Shareholder of Record
If your shares are registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, LLC, you are considered to be the shareholder of record of those shares and these proxy materials are being sent directly to you by TriCo. As the shareholder of record, you have the right to vote by proxy or to vote in person at the meeting. In that case, we have enclosed a proxy card for you to use.
Beneficial Owner
If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker or nominee which is considered to be the shareholder of record of those shares. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the meeting. If you wish to vote these shares at the meeting, you must contact your bank or broker for instructions. Your broker or bank has enclosed a voting instruction card for you to use in directing the broker or bank how to vote your shares for you.
5.	Q:	What may I vote on at the meeting?
A:	You may vote to elect nine nominees to serve on our Board of Directors for terms expiring at the next annual meeting, to approve an advisory resolution concerning executive compensation, on an advisory proposal concerning the frequency of future advisory votes on executive compensation and to ratify the selection of Moss Adams LLP as our principal independent auditor for 2011.
6.	Q:	How does the Board of Directors recommend I vote?
A:	The Board of Directors recommends that you vote your shares (1) FOR each of the nine director nominees named in this proxy statement, (2) FOR approval, on advisory basis, of the compensation of our executives as disclosed in this proxy statement, (3) for future advisory votes on executive compensation to be held every three years and (4) FOR ratification of Moss Adams LLP as our principal independent auditor for 2011.

7.	Q:	How can I vote my shares?
A:	You may vote either in person at the meeting or by appointing a proxy. Please refer to the instructions included on your proxy card to vote by proxy. If you hold your shares through a bank, broker or other nominee, then you may vote by the methods your bank or broker makes available, using the instructions the bank or broker has included with this proxy statement.
8.	Q:	How are votes counted?
A:	In the election of directors, you may vote FOR all of the director nominees or your vote may be WITHHELD with respect to one or more nominees. In addition, under California law and our bylaws, you may cumulate your votes in the election of the directors by following the procedures described at “Corporate Governance, Board Nomination and Board Committees—Nomination and Election of Directors.” If the proxy is marked FOR all of the director nominees or not marked with respect to election of directors, authority will be granted to the persons named in the proxy to cumulate votes if they so choose and to allocate votes among the nominees in such a manner as they determine is necessary in order to elect all or as many of the nominees as possible.
You may vote FOR, AGAINST or ABSTAIN on the advisory vote concerning executive compensation and on the vote on the ratification of Moss Adams LLP as our principal independent auditor for 2011. On the advisory vote concerning the frequency of future advisory votes on executive compensation, you may vote that future votes be held every ONE, TWO or THREE years, or you may ABSTAIN from voting.
9.	Q:	How are abstentions and broker non-votes treated?
A:	Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the Meeting. Abstentions will not impact the election of directors or the advisory vote on the frequency of future advisory votes on executive compensation, but will have the same effect as a vote against each of the other proposals. Broker non-votes will not be counted as shares voting on the proposals.
10.	Q:	Can I change my vote?
A:	You have the right to revoke your proxy at any time before the meeting by:
•	providing written notice to TriCo’s corporate secretary and voting in person at the meeting, or
•	appointing a new proxy before the meeting begins.
Attending the meeting will not by itself revoke a proxy unless you specifically revoke your proxy in writing. If you are a beneficial owner, you must follow the instructions provided by your broker, bank or other nominee to change your vote.
11.	Q:	What if I own shares through TriCo’s Employee Stock Ownership Plan and Trust?
A:	For present or past employees of TriCo, your proxy includes any shares held in your account under our employee stock ownership plan and trust.
12.	Q:	What does it mean if I get more than one proxy card?
A:	If your shares are registered differently and are held in more than one account, then you will receive more than one card. Be sure to vote all of your accounts so that all of your shares are voted. We encourage you to have all accounts registered in the same name and address. If you are a shareholder of record, you can accomplish this by contacting BNY Mellon Shareowner Services, LLC, P.O. Box 358016, Pittsburgh, Pennsylvania 15252-8016, telephone 1-800-522-6645.
13.	Q:	Who may attend the meeting?
A:	All shareholders who owned shares of our common stock on March 11, 2011, may attend the meeting. You may indicate on the enclosed proxy card if you plan to attend the meeting.

14.	Q:	How will voting on any other business be conducted?
A:	We do not know of any business to be considered at the meeting other than election of nine directors, the advisory vote on the compensation of our executives, the advisory vote on the frequency of future advisory votes on the executive compensation and the ratification of Moss Adams LLP as our principal independent auditor for 2011. If any other business is properly presented at the meeting, your proxy gives Richard P. Smith, our president and chief executive officer, and Richard O’Sullivan, executive vice president of our subsidiary, Tri Counties Bank, authority to vote on these matters in their discretion.
15.	Q:	Where and when will I be able to find the results of the voting?
A:	The results of the voting will be announced at the meeting. We will also publish the final results in a report on Form 8-K to be filed with the Securities and Exchange Commission following the meeting.
16.	Q:	Is my vote confidential?
A:	Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within TriCo or to third parties except:
•	as necessary to meet applicable legal requirements,
•	to allow for the counting and certification of votes, or
•	to help our Board solicit proxies.
17.	Q:	When are shareholder proposals for the 2012 annual meeting due?
A:	All shareholder proposals to be considered for inclusion in our proxy statement for the 2012 annual meeting must be received at our principal office by November 25, 2011. Shareholder nominations for directors must be received by our president as described at “Corporate Governance, Board Nomination and Board Committees—Nomination and Election of Directors.”
18.	Q:	Who will bear the cost of soliciting proxies for the meeting and how will these proxies be solicited?
A:	We will pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials, including the charges and expenses of brokers, banks, nominees and other fiduciaries who forward proxy materials to their principals. Proxies may be solicited by mail, in person, by telephone or by electronic communication by our officers and employees who will not receive any additional compensation for these solicitation activities.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING
1.	Election of Directors
Nine directors will be elected this year for terms expiring at our annual meeting in 2011. Each nominee is currently serving as a director of TriCo. The nominees for election are:

Donald J. Amaral	William J. Casey	Craig S. Compton
L. Gage Chrysler III	John S. A. Hasbrook	Michael W. Koehnen
Richard P. Smith	Carroll R. Taresh	W. Virginia Walker
The nine nominees receiving the most affirmative votes cast at the meeting will be elected as directors assuming a quorum is present. Consequently, any shares not voted at the meeting, whether by abstention or otherwise, will have no effect on the election of directors. If any of the nominees should unexpectedly decline or become unable to serve, the proxies we are soliciting may be voted for a substitute nominee or the Board may reduce the size of the Board.
Brief biographies of the director nominees are found at “Board of Directors.” These biographies include each nominee’s age, business experience and the names of publicly held and certain other corporations of which they are also directors. Unless stated otherwise, each director has been engaged in his present occupation for at least the past five years. The biographies also describe the experience, qualifications, attributes or skills that led us to conclude that each nominee should serve as a director of the company.
Shareholders may cumulate their votes when electing directors. To do so, you must follow the procedures set forth in our bylaws which are described at “Corporate Governance, Board Nomination and Board Committees—Nomination and Election of Directors.”
The Board recommends a vote FOR the election of all nine nominees.
2.	Advisory Vote Concerning Executive Compensation
We are asking our shareholders to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement. At the meeting, shareholders will have the opportunity to endorse or not endorse our executive compensation programs through an advisory vote on the following resolution:
“RESOLVED, that the company’s shareholders approve the compensation of the named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and related disclosures in the proxy statement.”
Detailed information about the compensation of our executive officers is included in the sections titled “Compensation of Named Executive Officers” beginning on page 19 and Compensation Discussion and Analysis,” beginning on page 33. Our executive compensation programs are designed to attract and retain well-qualified executives and to link executive officer compensation to and to reward executive officers for the Company’s financial performance and the creation of shareholder value. We believe that our executive compensation programs achieve these objectives.
The Board will consider the resolution to be adopted if approved by the affirmative vote of a majority of those shareholders present and voting on the proposal. As an advisory vote, this proposal is not binding on TriCo. However, our Board of Directors and our compensation and management succession committee value the opinions of our shareholders and will consider the outcome of the vote when making future compensation decisions regarding the our named executive officers.

The Board recommends a vote FOR approval of the advisory resolution concerning executive compensation.
3.	Advisory Vote Concerning the Frequency of Future Advisory Votes Concerning Executive Compensation
At the meeting, shareholders will be asked to vote, on an advisory (non-binding) basis, as to whether future advisory votes on our executive compensation should occur every one, two or three years.
Our executive compensation programs are based on our long-term business strategy, which is most appropriately reflected with a three year time frame. As described in the section titled Compensation Discussion and Analysis beginning on page 33, one of the core principles of our executive compensation is creating sustainable long-term incentives for performance. We believe that having an advisory vote once every three years is consistent with our long-term approach because it allows shareholders to review TriCo’s performance over a period of years and to express their views on a long term basis.
We review our executive compensation programs on an annual or more frequent basis to consider whether executive compensation is designed and implemented and delivering the appropriate value to our executive officers and shareholders and we will continue to do so regardless of the frequency of future advisory votes on executive compensation.
The Board will consider the option (i.e., one, two or three years) receiving the most votes to be approved by shareholders. As an advisory vote, this proposal is not binding on TriCo, and the Board of Directors or the Nominating and Corporate Governance Committee may decide that it is in the best interests of shareholders and TriCo to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.
The Board recommends that shareholders vote for future advisory proposals regarding executive compensation to be held once every THREE years.
4.	Ratification of Selection of Principal Independent Auditor
Our audit committee has selected the firm of Moss Adams LLP as our principal independent auditor for 2011. Moss Adams has served as our principal independent auditor since 2007. Representatives of Moss Adams will be present at the meeting and will have the opportunity to make a statement and to answer appropriate questions.
The affirmative vote of a majority of those shareholders present and voting will ratify the selection of Moss Adams as our principal independent auditor. If shareholders fail to ratify the appointment of Moss Adams LLP, the audit committee will reconsider whether or not to retain that firm. Even if appointment is ratified, the audit committee in its discretion may direct the appointment of a different principal independent auditor at any time.
The following audit services were performed by Moss Adams for the year ended December 31, 2010:
•	examination of our financial statements and our employee benefit plans,
•	services related to our filings with the Securities and Exchange Commission, and
•	consultation on matters related to accounting, financial reporting, tax returns, internal controls and regulatory compliance.
Additional information concerning Moss Adams’ services for TriCo in 2010 can be found at “Principal Independent Auditor” and “Report of the Audit Committee.”
The Board recommends a vote FOR the ratification of Moss Adams LLP as our principal independent auditor for 2011.

BOARD OF DIRECTORS
The following nine persons are nominated for election as directors at our annual meeting. Each currently serves as a member of the Board of Directors of both TriCo Bancshares and Tri Counties Bank, TriCo’s wholly owned subsidiary. These directors also serve on committees of the Board of Directors of Tri Counties Bank in addition to the TriCo Board committees discussed below.
William J. Casey
William J. Casey, age 66, has been a director since 1989. He is the chairman of our Board of Directors, chairman of our compensation and management succession committee, chairman of our nominating and corporate governance committee and a member of our audit committee. Mr. Casey has been a self-employed healthcare consultant since 1983. Mr. Casey has an MPA degree from the University of Southern California. He has served on the audit committees of other public companies.
We have nominated Mr. Casey because we believe that his leadership qualities, knowledge and experience on the boards of other public companies are important to the board’s effectiveness and in his role as Chairman. In addition, his knowledge of corporate governance and finance and accounting make him well-suited to serve on our nominating and corporate governance and or audit committees.
Donald J. Amaral
Donald J. Amaral, age 58, has been a director since 2003. Mr. Amaral is chairman of our audit committee and a member of our compensation and management succession committee and our nominating and corporate governance committee. He was chairman and chief executive officer of Coram Healthcare Corporation, a home infusion therapy company, from 1995 to 1999. Mr. Amaral has a Bachelor’s degree in accounting and an MBA degree. Retired since 1999, he served as chief executive officer and chief financial officer of various companies for over 25 years.
We have nominated Mr. Amaral because his education, knowledge and experience allow him to provide the board with insight regarding financial and accounting matters and to serve on our audit committee as an audit committee expert. In addition we believe that his professional experience and leadership qualities contribute to the effectiveness of the Board and the committees on which he serves.
L. Gage Chrysler III
L. Gage Chrysler III, age 57, has been a director since 2008. Mr. Chrysler has been with Modern Building, Inc., a construction company, since 1978 and currently serves as its president and chief executive officer. He also serves as a director of the Salvation Army Advisory Board, Mid Valley Title and CSUC Chico Alumni Association, Chico Chapter. Mr. Chrysler has a Bachelor’s degree in business specializing in finance.
We nominated Mr. Chrysler because of his leadership experience and community involvement. In addition, his experience in construction allows him to provide valuable insights to the Board concerning construction lending and the state of the construction industry and real estate markets generally.
Craig S. Compton
Craig S. Compton, age 55, has been a director since 1989. Mr. Compton is a member of our compensation and management succession committee and our nominating and corporate governance committee. He has served as the president, chief executive officer and chief financial officer of AVAG, Inc., an aerial application business, for over 20 years and has been a principal in his family rice farming partnership for over 22 years. Mr. Compton is also the owner of A&P Helicopters, a commercial helicopter business. He is a director of Environmental Alternatives Foster Care Agency. He holds a B.S. in Business Administration from California State University, Chico.
We nominated Mr. Compton based on his leadership experience and community involvement. His business background as a chief executive officer, chief financial officer and business owner contribute to his effective service as a board member and as a member of our compensation and management succession committee and our nominating and corporate governance committee.

John S. A. Hasbrook
John S. A. Hasbrook, age 51, has been a director since 2002. Mr. Hasbrook is a member of our compensation and management succession committee and our audit committee and serves as chairman of the director loan committee of Tri Counties Bank. He is active in several agricultural and investment enterprises. He is president of SunWest Wild Rice Co., Inc.; president of Hasbrook-Fetter Farms, Inc.; vice president, marketing of SunWest Foods, Inc., a food marketing company; and serves as an officer for other agricultural-related entities. Mr. Hasbrook also serves as a director of Santa Clara University’s Food & Agribusiness Institute, as well as for various charitable and civic organizations. Mr. Hasbrook has a BSC degree in finance and an MBA degree in agribusiness from Santa Clara University. He is a Board Member of Sutter Medical Foundation, a former comptroller of the California Wine Commission and former corporate account officer at Bank of America where he worked for three years.
We nominated Mr. Hasbrook because of his experience in the area of finance, marketing and banking. His broad business experience and community involvement provides the board with valuable insights concerning the primary communities in which the bank operates and the agricultural industry in particular.
Michael W. Koehnen
Michael W. Koehnen, age 50, has been a director since 2002. Mr. Koehnen is a member of our compensation and management succession committee and our nominating and corporate governance committee. He owns and operates C.F. Koehnen & Sons, a third-generation family farming and beekeeping company. Mr. Koehnen is also president and owner of Riverwest Processing, an almond processing company.
We nominated Mr. Koehnen because of his leadership experience and knowledge of corporate governance and compensation-related matters. In addition, his involvement in businesses related to agricultural industry allow him to provide valuable insights to the Board.
Richard P. Smith
Richard P. Smith, age 53, has been a director since 1999. He has served as the president and chief executive officer of TriCo and the bank since 1999. Mr. Smith joined the bank in 1994 as vice president and chief information officer. He was senior vice president-customer/employee support and control from 1997 until 1998, when he was promoted to executive vice president in the same capacity. Mr. Smith was named president of the bank and executive vice president of TriCo in 1998. Mr. Smith served as chairman of the California Bankers Association for 2010 and is currently a member of its executive board.
We have nominated Mr. Smith because we believe that including the president and chief executive officer on the Board is important and assists the board in keeping abreast of the TriCo’s operations and management’s progress on corporate initiatives. Further, Mr. Smith has 17 years of banking experience, including 11 as the bank’s Chief Executive Officer. This experience allows him to provide valuable insights to the board concerning the banking industry and the bank in particular.
Carroll R. Taresh
Carroll R. Taresh, age 73, has been a director since 1998. He was executive vice president and chief operating officer of Tri Counties Bank from 1989 until his retirement in 1996. Prior to that, he serve in various capacities at United California Bank for ten years. He also serves as president and director of CNT, Inc., a farming operation.
We have nominated Mr. Taresh based on his 30 of banking experience, including eight years as chief operating officer of Tri Counties Bank. As the bank’s former chief operating officer and the president of a local farming company, Mr. Taresh provides the board with valuable insights concerning the banking industry, the primary community in which the bank operates and the agricultural industry, which comprises a significant segment of the bank’s customers.

W. Virginia Walker
W. Virginia Walker, age 65, has been a director since 2009. Ms. Walker is the General Manager of the Jamison Group LLC, a consulting group specializing in finance, marketing and strategy for high tech companies. Her professional experience includes having worked in companies ranging from start-ups to those with a billion dollars in annual revenue. From 2001 to 2007 she held various executive management positions with Enea AB, a software and services company, where she was most recently Senior Vice President, Corporate Strategy and Marketing.
Our decision to nominate Ms. Walker is primarily based on her marketing, finance and public affairs experience, her over 25 years as chief financial officer, in addition to her management experience gained in large, complex organizations, and her long-standing ties to the community in which the bank is headquartered.
The following persons are directors of both TriCo Bancshares and Tri Counties Bank who will retire following our annual meeting and are therefore not nominated for reelection.
Donald E. Murphy
Donald E. Murphy, age 75, has been a director since 1975. He is the vice chairman of the Board. Mr. Murphy served as the vice president and general manager of J. H. McKnight Ranch, Inc., a family farming company, for over 40 years until his retirement in 2010. He is also a partner of New Generation Software, a software company.
Steve G. Nettleton
Steve G. Nettleton, age 72, has been a director since 2003. He is a member of our audit committee and our nominating and corporate governance committee. Mr. Nettleton was the owner of the Chico Heat professional baseball club from 1996 to 2002 and served as the chairman of the board of directors for North State National Bank from 1982 to 2003 prior to its merger into Tri Counties Bank. He also serves as a member of the Board of Trustees for Enloe Medical Center.
Alex A. Vereschagin, Jr.
Alex A. Vereschagin, Jr., age 75, has been a director since 1975. Mr. Vereschagin is our Board secretary, chairman of the investment and asset/liability committee of Tri Counties Bank and a member of our audit committee. He was chairman of the Board from 1984 to 1999. He is a self-employed farmer and also the secretary and treasurer of Plaza Farms, a family-owned corporation. He is managing partner of the Vereschagin Company, a real estate rental company, and senior partner of Talbot-Vereschagin Ranch, a farming operation. Mr. Vereschagin has a Bachelor’s degree in business.

CORPORATE GOVERNANCE, BOARD NOMINATION
AND BOARD COMMITTEES
Corporate Governance
We have long believed that good corporate governance is important to ensure that TriCo is managed for the long-term benefit of our shareholders. We continue to review our corporate governance policies and practices along with provisions of the Sarbanes-Oxley Act of 2002, the rules of the Securities and Exchange Commission and the listing standards of Nasdaq. We have adopted a code of ethics that applies to our principal executive officer, principal financial officer and persons performing similar functions. You can view our code of business conduct, our code of ethics for our principal executive officers and senior financial officers, our audit committee charter, our nominating and corporate governance committee charter and our compensation and management succession committee charter on our website at www.tricountiesbank.com under “About Tri Counties Bank—Investor Relations—Corporate Governance,” or receive copies by contacting our corporate secretary in writing at TriCo Bancshares, 63 Constitution Drive, Chico, California 95973, or by telephone at (530) 898-0300.
Board Leadership Structure
The positions of chairman of the Board of Directors and of president and chief executive officer are held by different persons. This has been the case since the Company’s inception. We believe that this structure is appropriate for TriCo because it provides segregation of duties between managing the operations of Trico and the leadership and oversight responsibilities of our Board. Our chairman also serves as our lead director. We believe that this is appropriate because our chairman is an independent director and the position of chairman is separate from that of executive management.
Our non-employee directors meet regularly in executive sessions. Executive sessions are chaired by the independent director then serving as lead director. Mr. Casey was our lead director in 2010 and will continue to serve as lead director in 2011.
The Board’s Role in Enterprise Risk Oversight
Our Board is responsible for overseeing risk management for the Company. Our management is responsible for the day-to-day management of these risks across the Company.
The full Board engages in periodic discussions related to risk management with executive officers and other employees as the Board deems appropriate. In addition, several Board committees have been assigned oversight responsibility for specific areas of risk and risk management is an agenda topic at regular committee meetings. The committees consider risks within their areas of responsibility. For example, the compensation and management succession committee considers risks that may result from our compensation programs, the loan committee of the bank, which is comprised of member of the Company’s board of directors, focuses on risks related to credit and interest rates, and the audit committee reviews and approves the annual plans for the company’s and the bank’s external audits, internal monitoring and compliance functions. The audit committee also reviews and approves the annual assessment of the Company’s enterprise risk management process and considers any need for periodic third-party evaluations of such process. The audit committee has authority to conduct any investigation appropriate to fulfilling its responsibilities, and has direct access to all persons in the Company. The Board also assigns other specific risk-related assessment matters to audit committee from time to time.
Director Independence
We believe that independent directors play an important role in TriCo’s corporate governance and are committed to ensuring that at least a majority of our directors are independent. Our corporate governance guidelines provide that a director is independent if he or she does not have a material relationship with TriCo directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with TriCo, and otherwise qualifies as independent under the applicable rules of the Securities Exchange Act of 1934, as amended, and Nasdaq. These independence determinations were based upon a review of all relevant transactions and relationships between TriCo, our senior management and our accountants, on the one hand, and each director and his or her family members, on the other hand.

Our Board has affirmatively determined that the following seven of our nine directors are independent as defined by Nasdaq Marketplace Rule 5605(1) and our own corporate governance guidelines: Mr. Amaral, Mr. Casey, Mr. Compton, Mr. Hasbrook, Mr. Koehnen, Mr. Murphy, Mr. Nettleton, Mr. Taresh, Mr. Vereschagin and Ms. Walker. Mr. Smith is not considered independent because of his employment as president and chief executive officer of TriCo. Mr. Chrysler is not considered independent because his construction company has provided services to Tri Counties Bank during the past three years, as described below.
Transactions with Related Persons
Our nominating and corporate governance committee is charged with monitoring and reviewing issues involving potential conflicts of interest and reviewing and approving all related party transactions. We have a policy adopted by our Board of Directors for reviewing transactions between TriCo and our directors and executive officers, their family members and entities with which they have a position or relationship. Our procedures for transactions with related persons are intended to determine whether any such related person transaction impairs the independence of a director or presents a conflict of interest on the part of a director or executive officer. All transactions between TriCo and related persons may be consummated only if our nominating and corporate governance committee approves such transaction in accordance with the procedures set forth in our policy.
We annually require each of our directors and executive officers to complete a questionnaire that seeks information about related person transactions. Our nominating and corporate governance committee and Board of Directors annually review all transactions and relationships disclosed in the questionnaires, and the Board makes a formal determination regarding each director’s independence under our corporate governance guidelines.
There have been no transactions or series of similar transactions during 2010, or any currently proposed transaction, to which TriCo was or is to be a party, in which the amount involved exceeded $120,000 or and in which any of our directors, director nominees, executive officers or any shareholder owning 5% or more of our common stock, or any member of the immediate family or associate of any of the foregoing persons (together, the “related parties”), had or will have a direct or indirect material interest, except that Mr. Chrysler’s construction company, Modern Building Inc., provided construction services to Tri Counties Bank in 2010 for tenant improvements and modification at the bank’s new Marysville branch and improvements and modifications at several other branches for aggregate payments of $182,422. Mr. Chrysler owns 51% of Modern Building and serves as its president. The Board believes that these construction services were provided only in accordance with the policy described above.
Indebtedness of Management
Some of our directors, executive officers and their immediate family members and associates are customers of Tri Counties Bank and we expect to have banking transactions with them in the future. The loan committee of Tri Counties Bank reviews the terms and fairness of any loans made by Tri Counties Bank to our directors and officers. In its opinion, all such loans and commitments to lend were made in the ordinary course of our business and complied with applicable laws. Terms, including interest rates and collateral, were substantially the same as those prevailing for comparable transactions with other persons of similar creditworthiness not affiliated with TriCo. In the opinion of our Board of Directors, these transactions did not involve more than a normal risk of collectability or present other unfavorable features. The aggregate amount of all loans and credit extensions outstanding as of December 31, 2010, to all directors and executive officers (including their associates and members of their immediate family) was approximately $2,570,640, representing approximately 1.28% of shareholders’ equity at that time. As of the date of this proxy statement, all of these loans were performing loans.

Board Committees
Our full Board of Directors considers all major decisions. However, we have established three standing committees so that some matters can be addressed in more depth than may be possible in a full Board meeting and to comply with legal and Nasdaq requirements that certain committees be comprised of independent directors: a compensation and management succession committee, a nominating and corporate governance committee and an audit committee. These three committees each operate under a written charter. Following is a description of each of these committees. Our directors also serve on various Board committees for our subsidiary, Tri Counties Bank.

Compensation and
Management
	Audit	Succession	Nominating and
	Committee	Committee	Corporate Governance
	member	member	Committee member
William J. Casey*	X	X (Chairman)	X (Chairman)
Donald E. Murphy*
Donald J. Amaral*	X (Chairman)	X	X
L. Gage Chrysler III
Craig S. Compton*		X	X
John S. A. Hasbrook*	X	X
Michael W. Koehnen*		X	X
Steve G. Nettleton*	X		X
Richard P. Smith
Carroll R. Taresh*
Alex A. Vereschagin, Jr.*	X
W. Virginia Walker*	X	X	X

*	Determined to be independent as described at “Director Independence” above.
Audit Committees. We have a standing audit committee of TriCo and a standing audit committee of Tri Counties Bank. The Board has determined that Mr. Amaral is an audit committee financial expert under the rules of the Securities and Exchange Commission and that each member of the committee is financially literate as defined by Nasdaq listing standards and is independent under special standards established by the Securities and Exchange Commission and Nasdaq for audit committee members. Their qualifications and business expertise are described at “Board of Directors.” TriCo’s audit committee monitors:
•	the integrity of our financial statements, including the financial reporting process and systems of internal controls regarding finance, accounting and legal and regulatory compliance,

•	our compliance with legal and regulatory requirements,

•	the independence, qualifications and performance of our financial executives, principal independent auditor and internal auditing department, and

•	the communication among our principal independent auditor, management, our internal auditing function and the Board.
The committee also annually retains our principal independent auditor and approves the terms and scope of work to be performed. Our audit committee met six times during 2010. For more information on this committee, please see “Report of the Audit Committee.”
Compensation and Management Succession Committee. The compensation and management succession committee held seven meetings in 2010. The committee considers the recommendations of our management regarding most compensation matters, including executive compensation. For more information on this committee, please see “Compensation Discussion and Analysis.” This committee:
•	establishes TriCo’s compensation philosophy,
•	evaluates and approves the compensation levels for our chief executive officer and the other executive officers,
•	produces annually a compensation discussion and analysis of executive compensation,
•	administers our stock option plans,
•	approves the benefits provided to our executive officers and directors, and

•	establishes and reviews our management succession policies.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee met four times in 2010. This committee:
•	determines nominees to the Board in the manner described at “Nomination and Election of Directors,”
•	reviews our Board committee structure and members,
•	annually evaluates the Board,
•	approves any related party transactions as described at “Transactions with Related Persons,”
•	monitors director independence, and
•	reviews our corporate governance guidelines and code of business ethics.
Attendance at Meetings
The Board of Directors of TriCo and the Board of Directors of Tri Counties Bank each met 11 times during 2010. Each director attended at least 75% of the meetings of the Boards of Directors of TriCo and the meetings of the committees of on which they served.
Our corporate governance guidelines provide that each director is expected to attend our annual shareholders meeting. In 2010, all of our directors attended the annual shareholders meeting.
Nomination and Election of Directors
Qualifications. Our nominating and corporate governance committee determines the director nominees for each annual meeting of shareholders using the criteria set forth in our corporate governance guidelines. Our guidelines provide that all directors must be committed to representing the long-term interests of our shareholders and possess:
•	the highest personal and professional ethics, integrity and values,
•	informed judgment,
•	sound business experience,
•	the ability to make independent analytical inquiries, and
•	an understanding of our business environment.
The committee has not established any specific minimum qualification standards for directors, except that no person may serve as a director who is 75 years of age or older at the time of election. However, the committee may identify certain skills or attributes as being particularly desirable for specific director nominees in order to complement the existing Board composition. To date the committee has identified and evaluated nominees for directors based on several factors, including:
•	referrals from our management, existing directors and advisors,
•	business or banking experience,
•	involvement in and familiarity with our community,
•	education,
•	leadership abilities,
•	professional reputation and affiliation,
•	personal interviews, and
•	diversity.
We do not currently pay any fee to a third party to identify or evaluate potential director nominees, although we may retain search firms in the future to assist in finding qualified candidates. Our newest director, Ms. Walker, was recommended to the committee by our chairman, Mr. Casey.

Shareholder Nominations. The committee will consider nominees recommended by shareholders if the recommendation is made with the proposed nominee’s consent and includes sufficient information for, and is made early enough to allow, the committee to complete the evaluation process. Section 15 of our bylaws provides that formal nomination for election of directors may be made by the Board of Directors or by any shareholder of any outstanding class of our capital stock entitled to vote for the election of directors. Notice of intention to make any nominations must be made in writing and be delivered or mailed to our president not less than 21 days or more than 60 days prior to any meeting of shareholders called for the election of directors. If less than 21 days’ notice of the meeting is given to shareholders, the notice of intention to nominate shall be mailed or delivered to TriCo’s president not later than the tenth day following the day on which the notice of meeting was mailed. If notice of the meeting is sent by third-class mail as permitted by Section 6 of the bylaws, no notice of intention to make nominations shall be required. The notification shall contain the following information to the extent known to the notifying shareholder:
•	the name and address of each proposed nominee,
•	the principal occupation of each proposed nominee,
•	the number of shares of capital stock of TriCo owned by each proposed nominee,
•	the name and residence address of the notifying shareholder, and
•	the number of shares of TriCo stock owned by the notifying shareholder.
Nominations not made in accordance with Section 15 of the bylaws may, in the discretion of the chairman of the meeting, be disregarded. Nominees recommended by shareholders are evaluated in the same manner as other nominees. We have not received any proposals for director nominees from shareholders for this election as of the date of this proxy statement.
Cumulative Voting. Each shareholder may cumulate votes in the election of directors. This means that a shareholder may cast votes for the number of shares owned multiplied by the number of directors to be elected. For example, if you own 1,000 shares, you could cast 9,000 votes because we will be electing nine directors at the meeting. You could cast those votes for a single candidate or distribute your votes among any or all of the candidates. However, you may not cumulate votes for a candidate unless that candidate has been properly nominated prior to the voting and you have given notice of your intention to cumulate your votes. You must express your intention to cumulate votes at the meeting prior to the election. If any shareholder gives notice to cumulate his shares, all other shareholders shall be allowed to cumulate their votes as well. We will provide an opportunity at the meeting for any shareholder who desires to cumulate votes to announce his intention to do so. We are soliciting, by your proxy, the discretionary authority to vote proxies cumulatively. The nine nominees receiving the highest number of votes will be elected as directors.
Compensation and Management Succession Committee Interlocks and Insider Participation
No member of our compensation and management succession committee is an officer, former officer or employee of TriCo or Tri Counties Bank. No executive officer of TriCo had any interlocking relationship with any other for-profit entity during 2010, including serving on the compensation committee for any other for-profit entity.

COMPENSATION OF DIRECTORS
Director Compensation for 2010
The following table summarizes the compensation paid by TriCo to our non-employee directors in 2010:

			Change in
			pension
			value and
			nonqualified			Number of stock
			deferred			options
	Fees earned or	Option	compensation	All other		outstanding as of
	paid in cash	awards	earnings	compensation	Total	December 31,
Name (1)	($) (2)	($) (3)	($) (4)	($) (5)	($)	2010

William J. Casey	24,000	40,750	15,963	1,917	82,630	34,500
Donald J. Amaral	21,600	40,750	22,410	1,268	86,027	50,500
L. Gage Chrysler III	18,000	32,600	0	0	50,600	26,000
Craig S. Compton	18,000	32,600	15,901	1,494	67,995	34,000
John S. A. Hasbrook	18,000	32,600	9,583	1,321	61,504	41,000
Michael W. Koehnen	18,000	32,600	8,794	1,302	60,696	31,000
Donald E. Murphy	18,000	10,640	3,630	7,139	39,408	18,000
Steve G. Nettleton	18,000	31,080	62,889	0	111,969	38,000
Carroll R. Taresh	18,000	30,960	25,064	3,685	77,709	18,000
Alex A. Vereschagin, Jr.	18,000	10,640	37,050	4,164	69,854	18,000
W. Virginia Walker	18,000	$32,600	0	0	50,600	24,000

(1)	Mr. Smith, our president and chief executive officer, is not included in this table as he is an employee of TriCo. Mr. Smith receives no additional cash compensation for his service as a director but may receive stock options upon his re-election as a director as referenced in note 3 to this table. Mr. Smith’s compensation is shown at “Compensation of Named Executive Officers.”

(2)	Includes a $1,500 monthly retainer for each named director, $2,000 per month for the chairman of the Board and $1,800 per month for the chairman of the audit committee. We do not pay our directors any additional compensation to attend Board or committee meetings.

(3)	Represents full grant date fair value of options awarded in 2010, determined in accordance with FASB ASC Topic 718, using the valuation assumptions described in the “Notes to the Consolidated Financial Statements” section of our Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC.

(4)	Reflects the change in value during 2010 of each director’s account under the director supplemental retirement plan described on page 15 and the above-market interest earned during 2010 under our executive deferred compensation plan described below. With regard to Mr. Taresh, he was an executive of TriCo from 1989 until his retirement in 1996.

(5)	Reflects the taxable value attributable to the split dollar life insurance benefits described on page 15.
In addition, each director has an indemnity agreement under which TriCo will indemnify the director against claims arising or relating to his or her service as a director, was covered by directors’ and officers’ liability insurance and was reimbursed for expenses incurred in connection with attendance at Board meetings (including expenses related to spouses when spouses are invited to attend Board events).
Deferred Compensation Plans
In 2005 we adopted a deferred compensation plan permitting our directors to defer payment of their retainer fees until retirement, termination of directorship or death. A director can defer up to a lifetime maximum of $1.5 million for all deferrals under this plan and our predecessor plan which permitted director deferrals from 1992 until 2004. A director who elects to defer retainer fees for any year must defer a minimum of $200 per month. In 2010 none of the directors elected to defer any of their retainer fees. The plan also permits us to make discretionary contributions to a director’s account. To date, we have not made any discretionary contributions on behalf of any directors. A director’s plan benefit is payable upon the director’s retirement, the termination of directorship or death. All distributions under the plan are subject to the rules of Section 409A of the Internal Revenue Code. The plan is nonqualified, unsecured and unfunded.

Interest accrues on directors’ deferred compensation plan accounts at a rate equal to 1% above the monthly equivalent of the annual yield of the Moody’s corporate bond yield index for the preceding month. From the time that a director leaves our Board and until benefits are paid, a director’s account under the plan is credited with interest each month at the monthly equivalent of the annual yield of the Moody’s average corporate bond yield index for the preceding month. A director is immediately 100% vested in any deferrals and any related interest on those deferrals. We determine the vesting rate for any discretionary contributions credited to a director’s account and any related interest. Notwithstanding the foregoing, if a director is removed for cause, our compensation and management succession committee can decide whether the interest credited to the director’s account with respect to any deferrals and our discretionary contributions, if any, are forfeited.
Any deferrals made by a director and any discretionary contributions credited by us prior to January 1, 2005, and any related interest, are governed by a predecessor deferred compensation plan for directors that we adopted in 1992. The 1992 plan credits accounts at the monthly equivalent of three percent above the annual yield of the Moody’s average corporate bond yield index but is otherwise similar to the 2005 plan in most respects.
Director Supplemental Retirement Plan
In 2004 we adopted a supplemental retirement plan to provide additional retirement benefits to directors who retire on or after January 1, 2004. This plan replaced our supplemental retirement plan for directors originally adopted in 1987 and any benefit accrued by a director as of December 31, 2003 under this earlier plan will be paid under the terms of the 2004 plan. Directors joining our Board after 2007 are not eligible to participate in this plan. However, any of the eligible outside directors who attains “director emeritus” status becomes qualified to participate in the 2004 plan. A participating director retiring on or after age 55 with at least 15 years of service, or after a change of control with any number of years of service, can receive an annual lifetime benefit equal to the amount of his base Board fees paid by us during the final year of service. The amount of the retirement benefit is reduced for each month that the benefit commencement date precedes the director’s 65th birthday. A director’s annual benefit payments under the plan begin the month after retirement. If a director is involuntarily removed, all benefits under this plan are forfeited. The plan is nonqualified, unsecured and unfunded.
Split Dollar Life Insurance
We have entered into joint beneficiary agreements with all of our directors, except for Mr. Nettleton, Mr. Chrysler and Ms. Walker. These agreements provide that TriCo owns and pays premiums on a split dollar life insurance policy to provide various death benefits in certain circumstances to the beneficiaries named by each of these directors.

OWNERSHIP OF VOTING SECURITIES
This chart shows the common stock ownership for each TriCo director and director nominee, the current executive officers named on page 19, our directors and executive officers as a group and owners of more than 5.0% of our outstanding common stock as of March 11, 2011. Each shareholder has direct ownership and sole voting and investment power for the shares listed unless otherwise noted. The share amounts have been rounded to the nearest full share and include stock options granted under TriCo’s stock option plans which are exercisable through May 30, 2011.

	Common stock ownership
	not including			Common stock ownership including
	stock owned as a trustee of the ESOP			stock owned as a trustee of the ESOP
			Percentage of			Percentage of
	Number of shares		common stock	Number of shares		common stock
Beneficial owners	beneficially owned		outstanding	beneficially owned		outstanding
5% Holders
TriCo Bancshares	1,290,073	(1)	8.13%	1,290,073	(1)	8.13%
Employee Stock Ownership Plan and Trust (ESOP) 63 Constitution Drive Chico, CA 95973
Columbia Wanger Asset Mgmt., L.P.	1,505,350		9.49%	1,505,350		9.49%
227 West Monroe Street, Suite 3000 Chicago, IL 60606

Directors and Named Executive Officers
Donald J. Amaral	50,500	(2)	*	50,500	(2)	*
Daniel K. Bailey	52,262	(3)	*	52,262	(3)	*
Craig Carney	101,632	(4)	*	101,632	(4)	*
William J. Casey	646,948	(5)	4.07%	1,937,021	(5) (6)	12.19%
L. Gage Chrysler III	38,980	(7)	*	38,980	(7)	*
Craig S. Compton	240,598	(8)	1.51%	240,598	(8)	1.51%
John S. A. Hasbrook	49,150	(9)	*	49,150	(9)	*
Michael W. Koehnen	153,163	(10)	*	153,163	(10)	*
Donald E. Murphy	196,282	(11)	1.24%	196,282	(11)	1.24%
Steve G. Nettleton	184,959	(12)	1.16%	184,959	(12)	1.16%
Richard O’Sullivan	228,243	(13)	1.44%	228,243	(13)	1.44%
Thomas J. Reddish	180,197	(14)	1.13%	180,197	(14)	1.13%
Richard P. Smith	582,742	(15)	3.57%	1,848,356	(15) (6)	11.63%
Carroll R. Taresh	139,444	(16)	*	139,444	(16)	*
Alex A. Vereschagin, Jr.	89,669	(17)	*	1,379,742	(17) (6)	8.69%
W. Virginia Walker	12,000	(18)	*	12,000	(18)	*
All TriCo directors and executive	3,074,310	(19)	18.01%	4,364,383	(19)	19.38%
officers as a group (18 persons)

*	Less than 1%.

(1)	Each ESOP participant may direct the ESOP trustees how to vote the shares allocated to his account. The ESOP’s advisory committee directs the ESOP trustees how to vote shares which are not allocated to participants’ accounts. As of March 11, 2011, participants in the ESOP could direct the voting of all 1,290,073 shares held by the ESOP. Of that total, 103,572 shares had been allocated to the accounts of TriCo’s executive officers.

(2)	Includes stock options for 50,500 shares.

(3)	Includes stock options for 49,800 shares and 2,462 shares allocated to Mr. Bailey’s account in the ESOP.

(4)	Includes 325 shares owned by Mr. Carney’s children, 13,716 shares allocated to Mr. Carney’s account in the ESOP and stock options for 75,255 shares.

(5)	Includes stock options for 34,500 shares, 864 shares held in an IRA account for the benefit of Mr. Casey and 124,000 shares held by a family trust of which Mr. Casey is manager.

(6)	Includes 1,290,073 shares held by the ESOP of which Messrs. Smith, Casey and Vereschagin are trustees of which 103,572 shares have been allocated to the accounts of executive officers in the ESOP.

(7)	Includes 6,600 shares held by Modern Building, Inc., of which Mr. Chrysler is president and a majority owner, 841 shares held by Mr. Chrysler’s spouse and 4,825 shares held by the Modern Building Pension and Profit-Sharing Plan and stock options for 18,000 shares.

(8)	Includes 105,464 shares held by the Betty Compton Revocable Trust of which Mr. Compton is trustee, 1,258 shares held by Mr. Compton’s minor children, 34,814 shares held in an IRA account for the benefit of Mr. Compton and stock options for 34,000 shares.

(9)	Includes stock options for 41,000 shares.

(10)	Includes 65,214 shares owned by CF Koehnen & Sons, of which Mr. Koehnen is an owner, 8,600 shares owned by the CF Koehnen & Sons Profit Sharing Plan of which Mr. Koehnen is trustee, 4,400 shares owned by the Helen Koehnen Trust of which Mr. Koehnen is trustee, 1,700 shares owned by Mr. Koehnen’s minor children, 2,300 shares owned by Mr. Koehnen’s wife and stock options for 31,000 shares.

(11)	Includes 7,116 shares owned by the J. H. McKnight Ranch, of which Mr. Murphy is an officer, 26,622 shares owned by the J. H. McKnight Ranch Profit Sharing Plan, 71,302 shares held by Blavo LLC of which Mr. Murphy is a manager and stock options for 18,000 shares.

(12)	Includes stock options for 38,000 shares.

(13)	Includes stock options for 38,320 shares and 36,355 shares allocated to Mr. O’Sullivan’s account in the ESOP.

(14)	Includes 2,556 shares held by Mr. Reddish’s minor children, stock options for 139,600 shares and 17,240 shares allocated to Mr. Reddish’s account in the ESOP.

(15)	Includes 192 shares held by Mr. Smith’s wife, stock options for 476,920 shares and 24,459 shares allocated to Mr. Smith’s account in the ESOP.

(16)	Includes stock options for 18,000 shares and 8,000 shares held by Mr. Taresh’s wife.

(17)	Includes stock options for 18,000 shares.

(18)	Includes stock options for 12,000 shares.

(19)	Includes stock options for 1,211,095, and 103,572 shares allocated to executive officers’ accounts in the ESOP.

EXECUTIVE OFFICERS
The following persons are currently serving as executive officers and senior management of both TriCo and Tri Counties Bank.
Richard P. Smith
Information about Mr. Smith can be found at “Board of Directors.”
Daniel K. Bailey
Daniel Bailey, age 42, has been executive vice president—retail banking & bank operations of Tri Counties Bank since May 2007. Prior to joining Tri Counties Bank, Mr. Bailey spent more than fifteen years at Wells Fargo in numerous senior management positions. His most recent position with Wells Fargo was senior vice president, Northern California Region Initiatives Manager.
Craig Carney
Craig Carney, age 52 has served as executive vice president and chief credit officer of Tri Counties Bank since 2007. From 1997 until 2007 he was senior vice president and chief credit officer of Tri Counties Bank. From 1985 to 1996 Mr. Carney was employed by Wells Fargo Bank in various lending capacities. His most recent position with Wells Fargo was as vice president, senior lender in commercial banking from 1991 to 1996. Mr. Carney served as a consultant to Tri Counties Bank from 1996 until his employment in 1997.
Richard A. Miller
Rick Miller, age 67, has served as senior vice president and director of human resources of Tri Counties Bank since 2001. From 1998 to 2001 he served as senior vice president and chief administrative officer of Key Equipment Finance Group. From 1983 to 1998 Mr. Miller held a variety of senior human resource positions at Bank of America, US Leasing and World Savings.
Richard O’Sullivan
Richard O’Sullivan, age 54, has served as executive vice president—wholesale banking of Tri Counties Bank since 1997. He was our senior vice president—customer sales and service from 1995 to 1997. He served as vice president and manager of our Park Plaza branch from 1992 until 1995. Mr. O’Sullivan is also a partner in a family farm.
Thomas J. Reddish
Tom Reddish, age 51, has served as vice president and chief financial officer of both TriCo and Tri Counties Bank since 1999. Mr. Reddish became senior vice president in 2003, executive vice president in 2006 and most recently became chief risk officer in 2010. He was vice president and controller of TriCo and vice president of Tri Counties Bank from 1998 until 1999. He served as controller of Tri Counties Bank from 1994 until 1998.
Raymond Rios
Ray Rios, age 54, has served as senior vice president, chief information officer, since 2005. From 1983 through 1994 Mr. Rios served in a variety of positions in our information technology department and from 1997 to 2005 he was manager—information systems of Tri Counties Bank.

COMPENSATION OF NAMED EXECUTIVE OFFICERS
Summary Compensation Table
The following table presents information concerning all compensation earned in 2010, 2009 and 2008 by our principal executive officer, principal financial officer and the three other most highly compensated executive officers during 2010:

							Change in
							pension
							value and
						Non-	nonquali-
						equity	fied
						incentive	deferred
						plan	compen-	All other
				Stock	Option	compensa-	sation	compensa-
Name and		Salary	Bonus	awards	awards	tion	earnings	tion	Total
principal position	Year	($)(1)	($)(2)	($)	($)(3)	($)	($)(4)	($)(5)	($)

Richard Smith,	2010	483,691	0	0	497,150	0	832,531	47,227	1,860,599
President and CEO	2009	483,691	0	0	0	0	531,714	55,530	1,070,935
	2008	480,590	0	0	61,740	0	8,611	43,223	594,164

Thomas Reddish,	2010	287,211	0	0	203,750	0	264,862	24,940	780,763
Executive Vice	2009	278,920	50,000	0	0	0	374,044	31,169	734,133
President, CFO and	2008	249,112	0	0	37,485	0	0	24,671	311,286
Chief Risk Officer

Richard O’Sullivan,	2010	243,411	0	0	122,250	0	296,076	35,178	696,915
Executive Vice	2009	242,812	30,000	0	0	0	390,091	41,842	704,745
President—Wholesale	2008	238,650	0	0	35,280	0	20,066	36,813	330,809
Banking

Craig Carney,	2010	211,170	0	0	163,000	0	173,958	26,444	574,572
Executive Vice	2009	218,158	30,000	0	0	0	215,153	32,876	496,187
President—Chief	2008	193,712	0	0	17,640	0	7,174	25,821	244,347
Credit Officer

Dan Bailey,	2010	237,192	0	0	195,600	0	42,229	27,772	502,792
Executive Vice	2009	229,881	40,000	0	0	0	33,197	32,707	335,785
President—Retail	2008	192,771	0	0	22,050	0	15,109	29,994	259,924
Banking

(1)	Reflects actual salary earned in the year indicated.

(2)	Reflects cash bonuses earned for performance in the year indicated but paid in the following year.

(3)	Reflects the fair value of the option awards on the grant date determined in accordance with FASB ASC Topic 718, using the valuation assumptions described in the “Notes to the Consolidated Financial Statements” section of our Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC.

(4)	Reflects (i) the actuarial increase in the present value of the executive’s benefits under our supplemental executive retirement plan described on page 25 determined using interest rate and mortality rate assumptions consistent with those named in our financial statements and includes amounts which the executive may not be currently entitled to receive because such amounts are not vested, and (ii) above-market rates earned under our executive deferred compensation plan discussed on page 26. Other then for Mr. Bailey, the present value of an executive’s benefit under his supplemental executive retirement plan is reduced by the value of his ESOP account on the date of retirement. The increases in the actuarial present values of these plans at December 31, 2010 is primarily attributable to decreases in the values of the executives’ ESOP accounts on that date compared to December 31, 2009.

(5)	Reflects the incremental cost to TriCo of other compensation indicated on the perquisites and personal benefits table below.

Perquisites and Personal Benefits

				Personal
				use of			Total
		Automobile	Life	club		ESOP	perquisites
		use or	insurance	member-	TriCo	contribu-	and other
		allowance	benefits	ships	contributions	tions	personal
Name	Year	($) (A)	($) (B)	($)	($) (C)	($)(D)	benefits ($) (E)

Mr. Smith	2010	10,953	21,032	3,155	0	10,845	47,227
	2009	13,579	20,557	3,795	0	17,128	55,530
	2008	15,427	6,860	4,140	0	16,796	43,223

Mr. Reddish	2010	0	9,797	4,298	0	10,845	24,940
	2009	0	9,901	4,140	0	17,128	31,169
	2008	0	4,080	3,795	0	16,796	24,671

Mr. O’Sullivan	2010	12,000	8,189	4,215		10,774	35,178
	2009	12,000	8,485	4,140	0	16,975	41,842
	2008	12,000	3,941	4,320	0	16,552	36,813

Mr. Carney	2010	6,000	6,944	4,048	288	9,164	26,444
	2009	6,000	7,179	4,451	282	14,964	32,876
	2008	6,000	2,950	3,922	0	12,949	25,821

Mr. Bailey	2010	12,000	713	4,560		10,499	27,772
	2009	12,000	713	3,795	0	16,071	32,707
	2008	12,000	0	4,830	0	13,164	29,994

(A)	Reflects the value attributable to personal use of automobiles provided by TriCo as calculated in accordance with IRS guidelines.

(B)	In 2010, the company provided all full time employees, including the named executive officers, with life insurance benefits paying greater three times the employee’s annual salary or $500,000 to the employee’s beneficiaries. For 2010, reflects the incremental cost of this insurance. For 2009 and 2008, reflects the taxable value attributable to split dollar life insurance benefits provided by joint beneficiary agreements between TriCo and each executive; TriCo owned and paid premiums on these insurance policies which provided various death benefits to the beneficiaries named by each executive.

(C)	Reflects contributions allocated by TriCo to an executive’s ESOP account pursuant to the terms of our nonqualified deferred compensation plan described on page 26.

(D)	Reflects discretionary contributions made by TriCo to an executive’s account in our ESOP described below.

(E)	Includes security system expenses for Mr. O’Sullivan and expenses related to spouses when spouses are invited to accompany executives on management retreats and conventions.
CEO Incentive Plan
Each year the Board adopts a CEO Incentive Plan providing for potential bonus compensation to our chief executive officer, Richard Smith, for his performance during that year. In 2010, the CEO Incentive Plan generally provided that Mr. Smith could earn a bonus equal to up to 100% of his 2010 salary if TriCo met certain pre-established performance goals. See “Compensation Discussion and Analysis—Annual Incentive Bonus” for a more detailed discussion of this plan. The compensation and management succession committee retains discretion regarding the determinations as to whether TriCo reached these goals.
ESOP
We have an employee stock ownership plan and trust for all employees completing at least 1,000 hours of service with TriCo or Tri Counties Bank. Annual contributions are made by TriCo in cash at the discretion of the Board. Contributions to the plan are held in trust and invested primarily in our common stock. Contributions are allocated to participants on the basis of salary in the year of allocation. In general, benefits become vested after six years.
401(k)
We have a 401(k) plan for all employees age 21 and over who complete at least 90 days of service with TriCo or Tri Counties Bank. Participants may contribute a portion of their compensation subject to certain limits based on federal tax laws. Participants may select between making regular pre-tax deferrals or Roth deferrals (effective January 1, 2008). TriCo has not made any matching contributions to the plan to date. Plan assets are held in trust. Participants can direct their investment contributions into one or more of 29 mutual funds. Generally, contributions are triggered by a participant’s retirement, disability, death or other separation from employment.

2009 Equity Incentive Plan
General. In 2009 we adopted and our shareholders approved our 2009 equity incentive plan. The plan may be administered by the Board or an authorized committee of the Board. It is the current policy of the Board of Directors that all equity incentive awards be approved by the compensation and management succession committee. The 2009 plan expires in 2019.
Employees, officers, directors and consultants of TriCo or its subsidiaries are eligible for awards under the 2009 plan. The Board or an authorized committee determines which individuals will receive awards, as well as the number and composition of each award.
Grants to non-employee directors. The 2009 plan provides that TriCo may grant to each outside (i.e., non-employee) director a stock option for 20,000 shares of common stock when first elected to the Board and an additional stock option for 4,000 shares each year when re-elected to the Board. In addition, each outside director who is appointed as Chairman of the Board or as Chairman of the Audit Committee may receive an additional stock option for 1,000 shares. The exercise price for these options will be the fair market value on the date of grant and the options will vest as determined by the Board. Outside directors are eligible to receive other awards, but no such awards have been granted to them.
Awards. The 2009 plan permits TriCo to grant stock options, restricted stock, stock awards, and stock appreciation rights. The Board or an authorized committee determines the types, sizes and terms of awards based on various factors, including a participant’s duties and responsibilities, the value of the participant’s past services, the participant’s potential contributions to TriCo’s success and other factors. No participant may receive awards for more than 65,000 shares of common stock during any year.
The 2009 plan provides for the following types of awards:
•	Stock Options. TriCo may grant stock options under the 2009 plan, including options which are qualified as incentive stock options as defined under Section 422 of the Internal Revenue Code and nonqualified stock options. Options will not be exercisable at a price that is less than 100% of the fair market value of TriCo’s common stock on the date of grant or, if the optionee holds at least 10% of the voting power of all classes of TriCo’s stock, 110% of fair market value with respect to incentive stock options. The term of options will generally be ten years, except that incentive stock options granted to any 10% shareholders will have a term of no more than five years. Options will vest and become exercisable as determined by the Board at the time of grant.
Options continue to be exercisable for up to three months after a participant’s association with TriCo terminates due to death or disability or other reasons. This period may be extended during any period during which the participant’s exercise of the Award would violate the law or otherwise at the Board’s discretion.
•	Restricted Stock. A restricted stock award is the grant of shares of TriCo’s common stock, exercisable currently at a price determined by the Board (including zero), that is subject to forfeiture until specific conditions or goals are met. Conditions may be based on continuing employment or achieving performance goals specified by the Board. During the period of restriction, participants holding restricted stock may, if permitted by the Board, have full voting and dividend rights. The restrictions lapse in accordance with a schedule or other conditions determined by the Board.
•	Stock Grants. A stock grant is an award of shares of common stock without restriction. Stock grants may be made in certain circumstances to reward special performance or for other reasons.
•	Stock Appreciation Rights. Under the 2009 plan, TriCo may grant stock appreciation rights or “SARs” that are settled in common stock or cash and which must be granted with an exercise price not less than 100% of fair market value on the date of grant. Upon exercise of a SAR, a participant is entitled to receive cash or a number of shares of common stock equivalent in value to the difference between the fair market value on the exercise date and the exercise price of the SAR. For example, if a participant is granted 100 SARs with an exercise price of $10 and the SARs are later exercised when the fair market value of the underlying shares is $20 per share, the participant would be entitled to receive 50 Shares [(($20 — $10) x 100) / $20], or $1,000 in cash (($20 — $10) x 100). Because of adverse accounting consequences of an SAR settled in cash, TriCo expects that most SARs will provide for settlement in shares of common stock.

Performance-based awards. Grants of performance-based awards under the 2009 plan are intended to qualify as “performance-based compensation” under Section 162(m) of the Code and preserve the deductibility of these awards for federal income tax purposes. Section 162(m) of the Code denies a tax deduction to public companies for compensation paid to certain “covered employees” in a taxable year to the extent the compensation paid to a covered employee exceeds $1,000,000 unless the plan contains certain features that qualify the compensation as “performance-based compensation.” Because Section 162(m) of the Code only applies to those employees who are “covered employees” as defined in Section 162(m), covered employees and those who may become covered employees are most likely to receive performance-based awards. “Covered employees” means TriCo’s Chief Executive Officer, its Chief Financial Officer and any of its other three highest compensated officers.
Shares reserved for issuance. Subject to certain adjustments, the maximum aggregate number of shares of TriCo’s common stock which may be issued pursuant to or subject to awards under the 2009 plan is 650,000. As of March 11, 2011 there were 435,000 shares available for grant of awards under the 2009 plan. The number of shares available for issuance under the 2009 plan shall be reduced by: (i) one share for each share of common stock issued pursuant to a stock option or a Stock Appreciation Right and (ii) two shares for each share of common stock issued pursuant to a Performance Award, a Restricted Stock Award or a Restricted Stock Unit Award. When awards made under the 2009 plan expire or are forfeited or cancelled, the underlying shares will become available for future awards under the 2009 plan. To the extent that a share of common stock pursuant to an award that counted as two shares again becomes available for issuance under the 2009 plan, the number of shares of common stock available for issuance under the 2009 plan will increase by two shares. Shares awarded and delivered under the 2009 plan may be authorized but unissued, or reacquired shares.
Acceleration of vesting. The Board has the authority to accelerate the vesting and exercisability of awards. In addition, an award held by a participant whose service has not terminated prior to a change in control may be subject to additional acceleration of vesting and exercisability upon or after such event as may be provided in the agreement for such award or as may be provided in any other written agreement between TriCo or any affiliate and the participant. In the absence of such an acceleration provision, however, no acceleration will occur. See “Potential Payments Upon Termination or Change of Control.”
Federal Income Tax Consequences. Tax consequences to TriCo and to participants receiving awards will vary with the type of award. The plan is not intended to be a “qualified plan” under Section 401(a) of the Internal Revenue Code.
2001 Stock Option Plan
General. In 2001, TriCo adopted a 2001 stock option plan for key officers, employees, directors and consultants, as subsequently approved by shareholders, which provides that options to purchase an aggregate of 2,124,650 shares of our common stock may be granted under the plan. On May 19, 2009, at TriCo’s annual meeting of the shareholders, our shareholders adopted a 2009 equity incentive plan. In conjunction with the adoption of the 2009 plan, the company decided that it would make no additional grants of options from the 2001 plan, even though there were 128,140 shares still available for grant under the 2001 plan. Vesting schedules are determined individually for each grant. The stock options that we have issued to our executives were granted at exercise prices equal to the fair market value of TriCo stock on the date of grant. Aside from certain stock options granted to our directors, which vest in their entirety on the first anniversary of the grant date, all stock options granted vest ratably over a five-year period beginning either on the grant date or the first anniversary of the grant date.

The 2001 plan authorized the issuance incentive stock options and non-qualified stock options. The plan imposes individual limitations on the amount of certain awards so that no single participant may generally receive options in any calendar year that relate to more than $1 million. Finally, options may generally be adjusted to prevent dilution or enlargement of benefits when certain events occur, such as a stock dividend, reorganization, recapitalization, stock split, combination, merger or consolidation.
The 2001 plan is administered by our compensation and management succession committee, which is authorized to amend the terms and conditions of any option, including the vesting schedule, interpret the rules relating to the plan, and otherwise administer the plan. “Potential Payments Upon Termination or Change of Control.”
Tax consequences to TriCo and to participants receiving options vary with the type of option. The plan is not intended to be a “qualified plan” under Section 401(a) of the Internal Revenue Code.
Grants of Plan-Based Awards for 2010
The following table presents information concerning plan-based awards granted to each named executive in 2010:

								All other
								option
		Estimated possible			Estimated future			awards:		Exercise	Grant
		payouts under non-equity			payouts under equity			number of		or base	date fair
		incentive plan awards			incentive plan awards			securities		price of	value of
		Thresh-		Maxi-	Thresh-		Maxi-	underlying		option	option
	Grant	old	Target	mum	old	Target	mum	options		awards	award
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)		($/Sh)	($) (1)

Mr. Smith	05-25-10	—	—	—	—	—	—	61,000	(2)	$17.54	497,150

Mr. Reddish	05-25-10	—	—	—	—	—	—	25,000	(2)	$17.54	203,750
Mr. O’Sullivan	05-25-10	—	—	—	—	—	—	15,000	(2)	$17.54	122,250
Mr. Carney	05-25-10	—	—	—	—	—	—	20,000	(2)	$17.54	163,000
Mr. Bailey	05-25-10	—	—	—	—	—	—	24,000	(2)	$17.54	195,600

(1)	Reflects the reflect the fair value of the option awards on the grant date determined in accordance with FASB ASC Topic 718, using the valuation assumptions described in the “Notes to the Consolidated Financial Statements” section of our Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC.

(2)	Reflects stock options granted under our 2009 stock option plan which vest in five equal installments each year beginning on the first anniversary of the grant date.

Outstanding Equity Awards at 2010 Fiscal Year-End
The following table presents information for all stock option awards held by the named executives as of December 31, 2010. There are no stock awards outstanding for any of the named executives. All stock options vest in five equal installments each year beginning on the grant date unless indicated otherwise in the chart below.

	Option Awards
		Number of
		securities		Equity incentive plan
	Number of	underlying		awards: number of
	securities underlying	unexercised		securities underlying
	unexercised options	options		unexercised unearned	Option exercise	Option
	(#)	(#)		options	price	expiration
Name	exercisable	unexercisable		(#)	($)(1)	date

Mr. Smith	4,000	—		—	8.05	05-08-2011
	200,000	—		—	8.20	06-12-2011
	4,000	—		—	12.13	05-14-2012
	4,000	—		—	12.60	05-13-2013
	100,000	—		—	12.71	07-08-2013
	51,520	—		—	17.38	02-17-2014
	4,000	—		—	17.40	05-04-2014
	4,000	—		—	20.58	05-24-2015
	4,000	—		—	25.91	05-23-2016
	36,000	9,000	(2)	—	24.46	08-22-2016
	4,000	—		—	22.54	05-22-2017
	27,000	18,000	(3)	—	22.54	05-22-2017
	2,000	—		—	15.40	05-20-2018
	4,800	7,200	(4)	—	15.40	05-20-2018
	—	4,000		—	17.54	05-25-2020
	—	61,000	(5)	—	17.54	05-25-2020
Mr. Reddish	39,220	—		—	8.20	06-12-2011
	40,000	—		—	12.71	07-08-2013
	25,000	—		—	17.38	02-17-2014
	10,000	—		—	19.35	02-22-2015
	11,460	7,640	(3)	—	22.54	05-22-2017
	3,400	5,100	(4)	—	15.40	05-20-2018
	—	25,000	(5)	—	17.54	05-25-2020
Mr. O’Sullivan	5,000	—		—	17.38	02-17-2014
	10,000	—		—	19.35	02-22-2015
	11,640	7,760	(3)	—	22.54	05-22-2017
	3,200	4,800	(4)	—	15.40	05-20-2018
	—	15,000	(5)	—	17.54	05-25-2020
Mr. Carney	22,230	—		—	8.20	06-12-2011
	10,765	—		—	12.71	07-08-2013
	20,000	—		—	17.38	02-17-2014
	7,500	—		—	19.35	02-22-2015
	6,270	4,180	(3)	—	22.54	05-22-2017
	1,600	2,400	(4)	—	15.40	05-20-2018
	—	20,000	(5)	—	17.54	05-25-2020
Mr. Bailey	31,500	21,000	(3)	—	22.54	05-22-2017
	2,000	3,000	(4)	—	15.40	05-20-2018
	—	24,000	(5)	—	17.54	05-25-2020

(1)	The exercise price equals the market value on the grant date.

(2)	Vests on August 22, 2011.

(3)	Vests in two equal installments each year beginning on May 22, 2011.

(4)	Vests in three equal installments each year beginning on May 20, 2011.

(5)	Vests in five equal installments each year beginning on May 25, 2011.

Option Exercises and Stock Vested for 2010
The following table presents information on stock options exercised by each of the named executives in 2010 and the aggregate dollar amount realized on exercise.

	Option Awards
	Number of
	shares
	acquired	Value realized
	on exercise	on exercise
Name	(#)	($) (1)

Mr. Smith	60,000	$599,250
Mr. Reddish	65,780	$651,789
Mr. O’Sullivan	—	—
Mr. Carney	20,425	$172,450
Mr. Bailey	—	—

(1)	The aggregate dollar value realized upon the exercise of an option represents the difference between the market price of the underlying shares on the date of exercise and the exercise price of the option.
Pension Benefits
Effective January 1, 2004, we adopted a supplemental executive retirement plan to provide supplemental retirement benefits to our key employees. This plan replaced a supplemental retirement plan for executives that we originally adopted in 1987, and any benefits accrued by an executive as of December 31, 2003 under the earlier plan will now be paid under terms of the 2004 plan. We select the key employees who will participate in this plan. The plan is nonqualified, unsecured and unfunded. The plan was amended and restated effective January 1, 2009 to incorporate changes required by Internal Revenue Code 409A, and to add a new provision for anyone who is designated as a participant on or after January 1, 2009.
For participants under the 2004 plan as of December 31, 2008, commencing on the first day of the month coinciding or following the participant’s normal retirement date, Tri Counties Bank shall pay to the participant a monthly cash benefit equal to the target retirement percentage (ranges from 0 to 70 percent depending on years of credited service) multiplied by the participant’s final average compensation (defined as the 36 full consecutive months of employment during which the participant’s compensation is the highest divided by 36) less the sum of the participant’s monthly estimated primary Social Security benefit and the participant’s ESOP offset. For participants who enter the 2004 Plan on or after January 1, 2009, commencing on the first day of the month following a participant’s normal retirement date Tri Counties Bank shall pay to the participant a monthly retirement cash benefit equal to the target retirement percentage (ranges from 0 to 45 percent depending on years of credited service) multiplied by the participant’s final average compensation for the remainder of the participant’s life.
For purposes of this plan, “normal retirement date” means the date on which the participant terminates employment if such termination occurs on or after the participant’s attainment of age 62. “Early retirement date” means the date on which a participant terminates employment if such termination occurs on or after such participant’s attainment of age 55 and completion of 15 years of credited service, but prior to normal retirement date. If the participant receives a supplemental retirement benefit under this plan before the normal retirement date, the monthly cash benefit shall be reduced by 0.5 percent per month for each month by which the benefit commencement date precedes the participant’s age 62, and in no case shall the commencement of benefits precede the participant’s 55th birthday.

The following table presents certain information concerning the benefits of the named executives under our supplemental executive retirement plan:

			Present value
		Number of	of
		years credited	accumulated	Payments
		service	benefit	during 2010
Name	Plan Name	(#)	($) (1)	($)

Mr. Smith	Supplemental Executive Retirement Plan	18	2,460,366	—
Mr. Reddish	Supplemental Executive Retirement Plan	18	821,760	—
Mr. O’Sullivan	Supplemental Executive Retirement Plan	26	640,831	—
Mr. Carney	Supplemental Executive Retirement Plan	15	514,986	—
Mr. Bailey	Supplemental Executive Retirement Plan	3	90,535	—

(1)	The value as of December 31, 2010, is determined using assumptions consistent with those used in note 25 of our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2010.
Nonqualified Deferred Compensation
Our 2005 deferred compensation plan provides our executives with the opportunity to defer all or part of their salaries and bonuses until retirement, termination from employment or death. An executive can defer up to a lifetime maximum of $1.5 million for all deferrals under this plan and our predecessor plan which permitted deferrals from 1987 until 2004. An executive who elects to defer his compensation for any year must defer a minimum of $200 per month. The plan permits us to make discretionary contributions to an executive’s account. Each year since the plan’s inception we have credited to each executive’s account a contribution based on our contributions made for him under our ESOP for that year. This plan is nonqualified, unsecured and unfunded.
Monthly interest is credited to an executive’s account at the rate of 1% higher than the monthly equivalent of the annual yield of the Moody’s corporate bond yield index for the preceding month. From the time that his employment with us ends until his benefit is paid, an executive’s account under the plan is credited with interest each month at the monthly equivalent of the annual yield of the Moody’s average corporate bond yield index for the preceding month.
Executives are immediately 100% vested in their own contributions and in our reoccurring contributions credited to their account. We determine the vesting rate for any discretionary contributions credited to an executive’s account as well as for the interest related to these contributions. If an executive is terminated for cause, our compensation and management succession committee can decide whether the interest credited to the executive’s account with respect to his deferrals, our discretionary contributions and our reoccurring contributions are forfeited. The distribution of an executive’s plan benefit in the event of a change of control or other termination is described at “Potential Payments Upon Termination or Change of Control.”
Any deferrals made by an executive, our discretionary contributions, our reoccurring contributions credited to his account prior to January 1, 2005, and the related interest, are governed by a predecessor deferred compensation plan for executives that we adopted in 1987. An executive’s account under the 1987 plan is credited with interest each month at a rate that is 3% higher than the monthly equivalent of the annual yield of the Moody’s average corporate bond yield index for the preceding month, but otherwise the 1987 plan is similar to the 2005 plan in most respects.

The following table presents information concerning nonqualified deferred compensation under both plans for each of the named executives:

	Executive	TriCo	Aggregate	Aggregate	Aggregate
	contributions	contributions	earnings in	withdrawals/	balance at
	in 2010	in 2010	2010	distributions	2010 year end
Name	($) (1)	($)	($)(2)	($)	($)

Mr. Smith	—	—	18,309	—	255,726
Mr. Reddish	—	—	—	—	—
Mr. O’Sullivan	—	—	47,376	—	583,473
Mr. Carney	4,152	288	16,228	—	217,370
Mr. Bailey	—	—	—	—	—

(1)	These amounts were included as salary paid to such officer in the summary compensation table on page 19.

(2)	The following amounts were included in the summary compensation table on page 19 as above-market rates earned under our executive nonqualified deferred compensation plan: Mr. Smith, $6,923; Mr. O’Sullivan, $21,571; and Mr. Carney, $6,701.
CEO Employment Agreement
We entered into an employment agreement with Richard Smith, our president and chief executive officer, which provided Mr. Smith with a base annual salary of $483,691 for 2010 with future increases as determined by the compensation and management succession committee. Mr. Smith is also eligible to receive an annual incentive bonus under the CEO Incentive Plan and stock options and other awards under our 2009 stock option plan. Mr. Smith’s employment agreement also provides that Mr. Smith receives 20 paid vacation days annually and a car allowance of $1,000 per month or use of an automobile owned or leased by TriCo, and reimbursement of other reasonable out-of-pocket expenses incurred in the performance of his duties. Mr. Smith is also eligible to participate in our 401(k) savings plan, our employee stock ownership plan, our executive deferred compensation plan and our supplemental executive retirement plan. Finally, Mr. Smith and his dependents receive disability, health, dental or other insurance plans available to all of our employees.
If Mr. Smith is terminated without cause not in connection with a change of control, then TriCo will pay to Mr. Smith all amounts earned or accrued as salary and a pro rated amount of Mr. Smith’s minimum guaranteed annual bonus through the date of termination. In addition, TriCo shall pay through the then remaining term of the agreement the amount of salary that would be payable to Mr. Smith if his employment had not been terminated. The current term of Mr. Smith’s employment under the agreement is through March 20, 2012. The agreement is automatically extended for an additional year unless one party notifies the other party to the contrary 90 days prior to the renewal date. If Mr. Smith’s employment is terminated in various circumstances as described under “Potential Payments Upon Termination or Change of Control,” then Mr. Smith is entitled to receive the potential benefits described in that section.
Potential Payments Upon Termination or Change of Control
Change of Control Agreements. Each named executive has entered into an agreement with TriCo that provides him with benefits if TriCo experiences a change of control. If a change of control occurs and the executive’s employment is terminated other than for “cause” or the executive terminates his employment after a substantial and material negative change in his title, compensation or responsibilities within one year after such change of control, then the executive is entitled to receive a severance payment equal to twice the combined amount of his annual salary in effect at the time plus his most recent annual bonus, paid in 24 equal monthly installments; provided that the present value of those payments shall not be more than 299% of executive’s compensation as defined by section 280G of the Internal Revenue Code (“Section 280G”). The effect of this provision is that deductions for payments made under these agreements will not be disallowed due to Section 280G. All of our executives’ change of control agreements are currently scheduled to expire in August 2010, except for Mr. Smith’s agreement which renews with his employment agreement each year. However, each agreement will automatically renew for an additional one-year period unless terminated by either party 90 days prior to such anniversary date. In exchange for receiving the benefits under the agreement, each executive has agreed to keep confidential all of TriCo’s trade secrets.

A “change of control” as defined in our executives’ change of control agreements and Mr. Smith’s employment agreement generally occurs in connection with:
•	a person becoming the beneficial owner of 40% or more of our outstanding common stock,
•	the purchase of our common stock pursuant to a tender or exchange offer,
•	our shareholders’ approval of the merger of TriCo where TriCo is not the surviving corporation, the sale of all of our assets or TriCo’s dissolution, or
•	a replacement of at least a majority of our directors.
For “cause” as defined in these agreements means:
•	an employee’s dishonesty, disloyalty, willful misconduct, dereliction of duty or conviction of a felony or other crime the subject matter of which is related to his duties for TriCo,
•	an employee’s commission of an act of fraud or bad faith upon TriCo,
•	an employee’s willful misappropriation of any funds or property of TriCo, or
•	an employee’s willful continued and unreasonable failure to perform his duties or obligations.
Upon termination of an executive’s employment or service, a participant will generally have 90 days following termination of employment or service to exercise any vested options. All options which are not exercised prior to 90 days after the date the executive ceases to serve as an employee of TriCo shall be forfeited. If an executive is terminated for cause, all right to exercise his vested options terminates on the date of the executive’s termination.
Nonqualified Deferred Compensation Plans. An executive’s plan benefit is generally payable upon his retirement, separation from employment or death. However, if an executive is terminated for cause, our compensation and management succession committee can determine in its discretion whether the interest credited to the executive’s account with respect to his deferrals and any contributions made by TriCo are forfeited. For “cause” as defined in this plan is generally the same as an “involuntary termination” under our supplemental executive retirement plan described below. An executive can also elect in advance to receive a distribution of his plan benefit in the event of a change of control. A “change of control” as defined under our 2005 deferred compensation plan generally means:
•	the acquisition of more than 50% of our outstanding stock,
•	the acquisition in 12 months or less of at least 35% of our stock,
•	the replacement in 12 months or less of a majority of our directors, or
•	the acquisition in 12 months or less of at least 40% of our assets.
In addition to any advance election to receive his benefit in the event of a change of control, the executive can make an advance election as to the time and form for his benefit distribution after his separation from employment. In all cases, other than a distribution to satisfy his severe financial hardship, the executive may elect to receive his benefit payments in a lump sum or in annual installments over 5, 10 or 15 years. An executive’s distribution election can be changed in advance of his retirement or other separation in accordance with Section 409A of the Internal Revenue Code. All distributions under the plan are subject to Section 409A of the Internal Revenue Code including, for example, the rule that an employee who is a “specified employee” may not receive a distribution of his benefit until at least 6 months following his separation.

Supplemental Executive Retirement Plans. Under our 2004 supplemental executive retirement plan, if, following a change of control, a participant retires after age 55, is terminated without cause or voluntarily terminates within 24 months, he is entitled to a supplemental retirement benefit. The monthly lifetime benefit is determined by a formula based on the executive’s highest average compensation, including salary and bonus, for 36 of the last 60 months of his employment and his years of service when he ceases employment. The executive is entitled to a supplemental retirement benefit under the plan without regard to the minimum number of years of service that would be required if his retirement or termination had occurred before the change of control. An executive’s benefit is reduced by the sum of his ESOP and social security benefits. In general, his monthly benefit payments begin on the first day of the month after his retirement or other termination from employment following a change of control without any reduction for payment of this benefit prior to age 62, as would be the case if he had retired or terminated before a change of control. See “Pension Benefits” for a description of benefits payable not in connection with a change of control. A “change of control” as defined under this plan is generally the same as under our executive change of control agreements. An involuntary termination with cause as defined in this plan generally means a termination due to:
•	gross negligence or gross neglect,
•	commission of a felony, misdemeanor or any other act involving moral turpitude, fraud or dishonesty which has a material adverse impact on TriCo,
•	willful and intentional disclosure, without authority, of any secret or confidential information that has a material adverse impact on TriCo, or
•	willful and intentional violation of the rules of any regulatory agency that has a material adverse impact on TriCo.
Joint Beneficiary Agreements. In 2003 we entered into joint beneficiary agreements with each of our executives named in the Summary Compensation Table other than Mr. Bailey. Under these agreements, Tri Counties Bank purchased a life insurance policy on the executive’s life and the executive may designate beneficiaries to receive his share of the death proceeds, if any. The value of the benefits that would be received by the executive’s beneficiaries depends on the executive’s age at the time of death, whether the executive was eligible for benefits under our supplemental executive retirement plan, and the cash value of the plan compared to the benefits payable on death.

Summary. The amounts listed in the following table are estimated maximum amounts that would have been payable to our executives upon termination of employment in certain circumstances if payment had occurred on December 31, 2010. The actual amounts payable can only be determined when an executive is terminated from TriCo and can be more or less than the amounts shown below, depending on the facts and circumstances actually prevailing at the time of the executive’s termination of employment. Our compensation and management succession committee may in its discretion revise, amend or add to the benefits if it deems advisable. Thus, the actual amounts payable in certain circumstances could be significantly greater or less than the estimated amounts shown in the table below.

							After
							change in
		Involun-					control,
		tary		Retirement			involuntary
		termina-	Involuntary	or			or good
		tion for	termination	voluntary			reason
		cause	not for	resignation	Death	Disability	termination
Name	Benefit	($)	cause ($)	($)	($)	($)	($)

Mr. Smith	Severance pay(1)	0	322,461	0	0	0	967,382
	Option vesting acceleration(2)	0	0	0	0	0	5,400
	Supplemental executive retirement plans(3)	0	2,460,366	2,460,366	0	2,460,366	2,460,366
	Deferred compensation plan(4)	156,000	255,726	255,726	255,726	255,726	255,726
	Joint beneficiary agreement(5)	0	0	0	5,291,750	0	0

	Total	156,000	3,038,553	2,716,092	5,547,476	2,716,092	3,688,874

Mr. Reddish	Severance pay(1)	0	0	0	0	0	574,422
	Option vesting acceleration(2)	0	0	0	0	0	3,825
	Supplemental executive retirement plans(3)	0	821,760	821,760	0	821,760	821,760
	Deferred compensation plan(4)	0	0	0	0	0	0
	Joint beneficiary agreement(5)	0	0	0	1,891,071	0	0

	Total	0	821,760	821,760	1,891,071	821,760	1,400,007

Mr. O’Sullivan	Severance pay(1)	0	0	0	0	0	486,822
	Option vesting acceleration(2)	0	0	0	0	0	3,600
	Supplemental executive retirement plans(3)	0	640,831	640,831	0	640,831	640,831
	Deferred compensation plan(4)	263,465	583,473	583,473	583,473	583,473	583,473
	Joint beneficiary agreement(5)	0	0	0	1,736,285	0	0

	Total	263,465	1,224,304	1,224,304	2,319,758	1,224,304	1,714,726

Mr. Carney	Severance pay(1)	0	0	0	0	0	415,154
	Option vesting acceleration(2)	0	0	0	0	0	1,800
	Supplemental executive retirement plans(3)	0	514,986	514,986	0	514,986	514,986
	Deferred compensation plan(4)	121,071	217,370	217,370	217,370	217,370	217,370
	Joint beneficiary agreement(5)	0	0	0	1,561,790	0	0

	Total	121,071	732,356	732,356	1,779,160	732,356	1,149,310

Mr. Bailey	Severance pay(1)	0	0	0	0	0	474,384
	Option vesting acceleration(2)	0	0	0	0	0	0
	Supplemental executive retirement plans(3)	0	18,107	0	0	90,535	90,535
	Deferred compensation plan(4)	0	0	0	0	0	0
	Joint beneficiary agreement(5)	0	0	0	0	0	0

	Total	0	18,107	0	0	90,535	564,919

(1)	Payment based on annual salary as of December 31, 2010 and no bonus paid for 2010.

(2)	The value of accelerated stock option amounts represents the number of shares issuable upon the exercise of stock options for which vesting is accelerated multiplied by the difference between the market value on December 31, 2010, and the option exercise price. The closing price of our common stock on December 31, 2010, was $16.15 per share. Stock option vesting is accelerated following a change of control regardless of an executive’s termination of employment.

(3)	Represents an estimate of the present value of the accumulated benefit obligation under our supplemental executive retirement plans as of December 31, 2010, as adjusted to reflect the effect of vesting considerations in the termination situations indicated.

(4)	The value of the benefits under our deferred compensation plans assumed that the executive received a lump sum payment. Participants are fully vested in amounts deferred and interest earned on such deferrals. In calculating the value of deferred compensation plans in the event of involuntary termination for cause, assumes that our compensation and management succession committee determined that the executive forfeited interest on his deferrals and any contributions made by TriCo.

(5)	Represents the lesser of the difference between death benefit and the cash value of the executive’s life insurance policies and the amount specified in the joint beneficiary agreement.
Regardless of the manner in which an executive’s employment terminates, he is also generally entitled to receive amounts earned during his term of employment. Such amounts include:
•	salary earned,
•	annual incentive bonus compensation earned,
•	gain on exercise of vested stock options granted pursuant to our stock option plan,
•	amounts contributed under our 401(k) savings plan and our ESOP, and
•	unused vacation pay

Securities Authorized For Issuance Under Equity Compensation Plans
The information in the following table is provided as of the end of the fiscal year ended December 31, 2010 with respect to compensation plans (including individual compensation arrangements) under which equity securities are issuable:

	(a)	(b)	(c)
No. of securities
remaining available for
future issuance under
	No. of securities to be	Weighted average	equity compensation
	issued upon exercise of	exercise price of	plans (excluding
	outstanding option,	outstanding option,	securities reflected in
Plan category	warrants and rights	warrants and rights	column (a))

Equity compensation plans approved by securities holders(1)	1,425,185	$15.78	435,000
Equity compensation plans not approved by security holders	—	—	—

Total	1,425,185	$15.78	435,000

(1)	Includes the 2001 stock option plan and the 2009 equity incentive plan. The Board of Directors elected to freeze and make no further grants under the 2001 stock plan effective upon shareholder approval of the 2009 equity incentive plan. Accordingly, column (c) includes only shares issuable under the 2009 equity incentive plan.
Analysis of Employee Compensation Plan Risks
The compensation committee reviewed each employee incentive compensation plan to determine whether the plan includes features that would encourage the manipulation of our reported earnings to enhance the compensation of any employee, and how compensation policies may be used to mitigate risks. In addition to the incentive plans in which the named executive officers participate, we have established incentive plans for certain bank employees that reward performance based on product referrals, business development and profitability as well as long-term incentive awards including stock options and restricted stock awards. The compensation committee limited its review to these plans, which are the only plans under which the amount payable is based, directly or indirectly, on the company’s reported earnings.
The compensation committee believes that the features of these incentive compensation plans, either alone or combined with the systems of controls in place, do not encourage unnecessary or excessive risk and do not encourage the manipulation of reported earnings to enhance the compensation of any employee.

COMPENSATION DISCUSSION AND ANALYSIS
Compensation Philosophy
TriCo’s executive compensation program is designed to maximize shareholder value by aligning compensation with TriCo’s performance and to attract, retain, motivate and reward a highly qualified executive management team. The compensation and management succession committee believes that these objectives can best be met by linking compensation to the achievement of both individual and corporate performance.
The underlying philosophy behind our compensation program is very straightforward: we pay competitive salaries and reward executives for enhancement of shareholder value and sustained individual superior performance. Consistent with this philosophy is our commitment to offer fair pay based on the respective roles of our executives, the market value of their jobs and the opportunity to earn additional cash and non-cash compensation when they provide superior performance.
Role of the Compensation and Management Succession Committee
The committee has the primary authority to determine TriCo’s compensation philosophy and to establish compensation for Richard P. Smith, our chief executive officer, and our other executive officers. Each component of compensation for our executives is generally administered under the direction of our committee and is reviewed on an annual basis to ensure that remuneration levels and benefits are competitive and reasonable using the guidelines described below. In determining each level of compensation and the total compensation package, the committee reviews a variety of sources to determine and set compensation. Mr. Smith aids the committee by providing annual recommendations regarding the compensation of all executive officers, other than himself. The committee can exercise its discretion in modifying any recommended adjustments or awards to the executives. Each executive also participates in an annual performance review with Mr. Smith to provide input about his contributions to TriCo’s success for the period being assessed.
While the committee does not set compensation at specific percentage levels compared to the market, the committee does seek to provide salary, incentive compensation opportunities and employee benefits that fall within the average practice of our competitors. The committee periodically, and as warranted, considers compensation levels of executives with similar qualifications and experience at banks of similar size. In 2009 the committee retained Radford, an Aon consulting company to assist in identifying a peer group of competitive banks as a baseline comparator to which we would refer when establishing executive compensation on a go forward basis. The committee has developed a compensation peer group consisting of 10 publicly traded bank holding companies which the committee believed were similar to TriCo in terms of market place, total assets, net income, market capitalization and shareholder return. The companies were Bank of Marin Bancorp, Center Financial Corp, Heritage Commerce Corp., Nara Bancorp Inc., Sierra Bancorp Inc., Westamerica Bancorporation, Wilshire Bancorp, Glacier Bancorp, Hancock Holding Company, and Farmers and Merchants Bancorp.
Surveys prepared by management are also used periodically to ensure that TriCo is maintaining its labor market competitiveness. These surveys compare our compensation programs to the compensation programs of similarly-sized bank holding companies located in California.
Compensation Program Components
The compensation program for our executives consists of three fundamental components:
•	base salary,
•	annual performance-based incentive compensation consisting of a cash bonus, and
•	long-term incentive compensation composed of equity-based awards intended to reward executives for the enhancement of shareholder value and promote retention.

This program enables us to tie executive compensation to TriCo’s performance, reward individual performance and attract and retain a highly-qualified executive management team. As a result, the committee believes that this program best serves the interests of TriCo and our shareholders. The particular elements of our compensation programs are set forth below. Each executive’s current and prior compensation is considered in setting future compensation.
A percentage of total compensation is allocated to incentives as a result of our philosophy. We have no pre-established policy or target for the allocation between either cash and non-cash, or short- and long-term, incentive compensation. Based on the summary compensation table on page 19, compensation for the named executive officers in 2010 and 2009 was allocated as follows (excluding the change in pension value and nonqualified deferred compensation earnings):

	Mix of Total Compensation
	2010	2009
Base salaries	52.1%	81.0%
Short-term incentives (annual incentive bonuses)	0.0%	8.4%
Long-term incentives (stock options)	42.1%	0.0%
Benefits	5.8%	10.6%

	100.0%	100.0%
Base Salaries
The committee reviews base salaries annually to align them with market and industry levels as appropriate and after taking into account TriCo’s general financial performance and the executive’s responsibilities, experience and future potential. The committee seeks to establish base salaries that are within the range of salaries for persons holding similarly responsible positions at other banks and bank holding companies located in California.
The committee reviewed TriCo’s general financial performance when determining to maintain Mr. Smith’s salary at $483,691 in 2011.
Based upon information captured through a variety of sources including Watson Wyatt, ORC (SIRS), California Bankers Association and Mercer Human Resources Consulting regarding market ranges for salaries of equivalent positions at peer group companies, we believe that we compensate our executives equitably when compared to competitive companies in that peer group.
Annual Incentive Bonuses
It is the committee’s objective to have a substantial portion of each executive’s compensation contingent upon TriCo’s performance as well as upon the executive’s own level of performance and contribution toward TriCo’s performance. We utilize annual cash bonuses to align executive compensation with our business objectives and TriCo’s performance. Placing an emphasis on incentive compensation is consistent with our philosophy of rewarding executives for TriCo’s performance.
CEO Incentive Plan. Under our CEO Incentive Plan approved in May 2010, Mr. Smith was eligible to receive an annual incentive bonus if certain budgeted corporate goals were achieved. The goals included the maintains of high asset and liability quality in accordance with bank regulatory guidelines and targets for net income and diluted earnings per share. The potential incentive bonus for Mr. Smith’s performance in 2009 ranged from 0% to 100% of his base salary. If TriCo achieved less than 90% of its budgeted corporate goals, Mr. Smith would not be entitled to a bonus. If TriCo achieved substantially all of the following corporate goals, Mr. Smith would be entitled to a bonus of 50% of his annual salary. If TriCo achieved 120% or more of these budgeted corporate goals, Mr. Smith would be entitled to a bonus of 100% of his annual salary. The committee retained discretion regarding the determinations as to whether TriCo reached these goals. In February 2011, the committee determined that Mr. Smith would not be awarded an incentive bonus for 2010.

For 2011 performance, the committee has determined that Mr. Smith’s potential incentive bonus will range from 0% to 100% of his base salary depending on TriCo’s achievement of budgeted corporate performance goals, personal leadership traits and other items such as results of examinations and audits.
Other Executives. The committee may provide incentive compensation to our other executives in the form of an annual cash bonus. For 2010, the committee determined that the incentive bonus compensation for our other executives would be based on the achievement of a combination of goals and targets that take into account both TriCo’s performance and that of the executives individually. Although the achievement of certain financial objectives as measured by TriCo’s earnings was considered in determining incentive bonus compensation, other subjective and less quantifiable criteria were also considered. In February of 2011, the committee considered the company’s 2010 financial performance and the specific achievements of our executives that are expected to affect our future earnings and performance or that had an identifiable impact on the prior year’s results and, based primarily on the company’s 2010 financial performance, determined that no bonuses would be awarded to any of the other named executive officers for their performances in 2010 despite the individual performance of the named executive officers. Depending the company’s financial performance during 2011, the committee may consider the payment of cash bonuses to the named executed officers during the year.
Equity Compensation
The committee provides long-term incentive compensation to our executive officers through the grant of stock options under our equity incentive plans described beginning on page 21. In accordance with our philosophy, the use of equity compensation is intended to provide incentives to our executive officers to work toward the long-term growth of TriCo by providing them with an award that will increase in value only to the extent that the value of our common stock increases. Since the value awards under our equity incentive plan bears a direct relationship to TriCo’s stock price, the committee believes it is an effective long-term incentive to create value for shareholders and appropriately align the interests of our executives with the interest of our shareholders. The grant of equity awards also serves as a long-term retention incentive for our executives because equity awards are generally subject to vesting schedules of four or five years.
Equity awards are made at regular committee meetings. The effective date for all grants is the date that the committee approves the grant and all key terms have been determined. The committee generally grants stock options to our executives, including the CEO, on the date of our annual shareholders’ meeting each year. The committee may also grant stock options and other types of awards in its discretion in connection with the hiring of a new executive officer or other employee or to address other special circumstances. The exercise price for stock option grants is determined by reference to the last quoted price per share on the Nasdaq Global Select Market at the close of business on the date of grant. Our annual shareholders’ meeting typically occurs within four weeks after the official announcement of our first quarter results so that the stock option exercise price will reflect a fully informed market price. Each option grant allows the executive to acquire shares of common stock over the term of the option, typically ten years, subject to vesting. Accordingly, the option will provide a return to the executive only if the market price of the shares appreciates over the option term. Our trading policies prohibit our executive from short-selling or otherwise hedging against decreases in the trading price of our common stock.
In 2010, the company granted equity awards to the chief executive officer and the other named executive officers as reported under “Grants of Plan-based Awards for 2010” on page 23. We do not currently maintain any equity or other security ownership guidelines or requirements for our executives. The number of options and other awards granted each year by the committee to an executive is not set, but is based on a subjective evaluation of:
•	the perceived incentive that the grant will provide,

•	the executive’s prior performance and level of responsibility,

•	the benefit that the grant may have on long-term shareholder value, and

•	the value of the stock option at the time of grant.
The committee views the grant of options and other equity awards as a retention device and therefore also reviews the status of vesting and the number of vested versus unvested awards held by an executive at the time of grant and the annual grants made to executives at our peer group companies.

Other Elements of Compensation and Perquisites
In order to attract and retain talented executives who will focus on achieving TriCo’s long-term goals, we provide to our executives, including Mr. Smith, the following benefits and perquisites:
Supplemental Executive Retirement Plan. TriCo maintains a supplemental executive retirement plan described at “Compensation of Named Executive Officers—Pension Benefits,” which provides our executives with benefits upon their retirement.
Deferred Compensation Plan. TriCo maintains a nonqualified, unsecured and unfunded executive deferred compensation plan, which is described at “Compensation of Named Executive Officers—Nonqualified Deferred Compensation.” This plan provides our executives with the opportunity to defer all or part of their salaries and bonuses until retirement, earlier termination from employment or death, in addition to any discretionary contribution or reoccurring contribution that we credit to his account. All amounts are credited with interest and are paid in the form and at the time elected by the executive, generally after the executive’s cessation of employment.
Change of Control Agreements. The change of control agreements described beginning on page 27 protect income for our executives who would likely be involved in decisions regarding, and the successful implementation of, a merger or acquisition and would be at risk for a job loss if a change of control occurs. The committee believes it was important to adopt such agreements in order to provide an incentive for executives to remain employed with TriCo throughout the turmoil and uncertainty that an unsolicited tender offer or merger can cause. Such continuity in leadership benefits both our shareholders and employees. These agreements enable the executives to make decisions that are in the best interests of our shareholders without being distracted or influenced in the exercise of his business judgment by personal concerns. Change of control agreements are typically offered to executives in the marketplace and thus are necessary to attract and retain executives as well as protect shareholders’ interests. A change of control will also accelerate the vesting of all of the executives’ outstanding options and accelerate benefits under some of our benefit plans as described at “Compensation of Named Executive Officers—Potential Payments Upon Termination and Change of Control.”
ESOP Contributions. TriCo makes yearly contributions to each executive’s account under our employee stock ownership plan described at “Compensation of Named Executive Officers—ESOP.”
Defined Contribution Plan. TriCo offers a 401(k) savings plan to all eligible employees as described at “Compensation of Named Executive Officers—401(k).”
Medical Insurance. TriCo provides to each executive and their family such health, dental and vision insurance coverage as TriCo may from time to time make available to its other executives of the same level of employment. TriCo pays a portion of the premiums for this insurance for all employees.
Life and Disability Insurance. TriCo provides each officer such disability and/or life insurance as TriCo in its sole discretion determines from time to time to make available.
Other. TriCo makes available certain other perquisites to executives such as country club memberships and automobile allowances which are listed in the perquisites and personal benefits table on page 20. Although TriCo allows its executives officers and directors to utilize TriCo’s corporate airplane for personal use in limited circumstances, TriCo requires its executive officers and directors to reimburse TriCo for such personal use on an operating cost per flight hour which is predetermined each year. The hourly reimbursement rate represents the aggregate incremental cost to TriCo for such personal use and takes into account items such as maintenance and repair, operating expenses, the pilot’s salary, landing and ramp fees, fuel costs, airport taxes and crew travel expenses.

Revenue Code Section 162(m)
The committee considers the potential impact of section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the chief executive officer and the other senior executive officers, other than performance based compensation that is approved by the shareholders of the corporation and that meets certain other technical requirements. For stock option grants, Section 162(m) requires that the grant be made by a compensation committee comprised of at least two “outside directors” (as defined in the Treasury regulations), that the option exercise price be not less than the fair market value of the stock at the time of grant, that the option plan states the maximum number of shares with respect to which options may be granted to any employee in a specified period, and that the plan be approved by shareholders. We believe that our 2009 equity incentive plan satisfies these requirements so that any compensation paid in connection with the exercise of options granted under the plan will qualify as performance-based compensation. Therefore, awards granted under the 2009 plan should not be subject to the $1 million deduction limitation in most cases. Options granted under our 2001 stock option plan may not meet these requirements and it is therefore possible that an executive officer’s exercise of such options, either alone or combined with other compensation, could cause his annual compensation to exceed 162(m)’s limit for deductibility. The Board has determined that no further awards will be granted under the 2001 stock option plan. Otherwise, based on current levels of compensation, no executive is expected to receive compensation for 2010 services that would be non-deductible under Section 162(m) of the Internal Revenue Code.
TriCo’s policy is to generally qualify compensation paid to executive officers for deductibility under the Internal Revenue Code including Section 162(m), but reserves the right to pay compensation that is not deductible. Based on current levels of compensation, and except as described above, no executive officer is expected to receive compensation for 2010 services that would be non-deductible under section 162(m) of the Internal Revenue Code.
Summary
The committee believes that our philosophy of aligning compensation with TriCo’s performance and individual superior performance was met and that the compensation for our executive officers has been competitive and comparable to the compensation received by executive officers of similarly-sized banks located in the western United States. In addition, TriCo’s executive compensation philosophy and programs support our overall objective to enhance shareholder value through profitable management of TriCo’s operations. The committee is firmly committed to the ongoing review and evaluation of our executive compensation program.

REPORT OF THE COMPENSATION
AND MANAGEMENT SUCCESSION COMMITTEE
To Our Shareholders:
The compensation and management succession committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with TriCo’s management. Based on such review and discussion, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
This report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A promulgated by the Commission or Section 18 of the Securities Exchange Act of 1934, as amended.
Respectfully submitted:
William J. Casey (Chairman)
Craig S. Compton
John S. A. Hasbrook
Michael Koehnen
W. Virginia Walker

REPORT OF THE AUDIT COMMITTEE
To Our Shareholders:
The Board has affirmatively determined that all members of TriCo’s audit committee are independent directors as required by the Nasdaq listing standards and the special standards established by the Securities and Exchange Commission. The committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of TriCo’s accounting, the system of internal controls established by management, auditing and reporting practices. The responsibilities of the committee are described at “Corporate Governance, Board Nomination and Board Committees—Board Committees” and are set forth in its charter, a copy of which can be found on our website.
Management is responsible for internal controls and the financial reporting process, including the system of internal controls. Moss Adams, LLP, our principal independent auditor in 2010, was responsible for expressing an opinion on the conformity of TriCo’s audited consolidated financial statements with generally accepted accounting principles. The audit committee monitors these processes and reports its findings to the full Board. The committee has reviewed and discussed TriCo’s audited consolidated financial statements with management and Moss Adams. The committee has also discussed with Moss Adams the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (communication with audit committees).
The audit committee has reviewed and implemented the provisions of the Sarbanes-Oxley Act, the rules of the Securities and Exchange Commission and the Nasdaq listing standards. The committee may also engage independent legal counsel to review assets and make recommendations on procedures required by the Sarbanes-Oxley Act. At one of its regular meetings in 2010, the committee met privately in executive session with Moss Adams, TriCo’s chief executive officer and the director of the internal audit department to review:
•	overall audit scope and plans,
•	results of internal and external audit examinations,
•	TriCo’s audited consolidated financial statements,
•	management’s discussion and analysis of financial condition and results of operations contained in TriCo’s quarterly and annual reports,
•	evaluations of TriCo’s internal controls by Moss Adams, and
•	quality of TriCo’s financial reporting.
The audit committee considered the need to ensure the independence of TriCo’s auditors while recognizing that in certain situations Moss Adams may possess the expertise and be in the best position to advise TriCo on issues other than auditing and accounting. All audit services and fees payable to our principal independent auditor for audit services must be pre-approved by the committee. The committee’s charter requires that any other services, including any permitted non-audit services, must also be pre-approved by the committee. The committee then communicates its approval to management. All audit and non-audit services performed by Moss Adams during 2009 were pre-approved by the committee.

The committee received from Moss Adams the written disclosures and the letter required by federal securities laws administered by the U.S. Securities and Exchange Commission and Public Company Accounting Oversight Board Rule 3526 (independence discussions with audit committees), and the committee discussed with Moss Adams their independence. The audit committee has considered the effect that provision of the services described under “tax fees” and “all other fees” at “Principal Independent Auditor” may have on the independence of Moss Adams. These fees amounted to 7.3% of the total fees earned by Moss Adams in 2010 as indicated on page 41. The committee approved these services and determined that those services were compatible with maintaining the independence of Moss Adams as TriCo’s principal auditor in 2010.
Based on the audit committee’s review and discussions with management and Moss Adams referenced in this report, the audit committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in TriCo’s annual report on Form 10-K for the year ending December 31, 2010, for filing with the Securities and Exchange Commission.
Respectfully submitted:
Donald J. Amaral (Chairman)
William J. Casey
John S. A. Hasbrook
Steve G. Nettleton
Alex A. Vereschagin, Jr.
W. Virginia Walker

PRINCIPAL INDEPENDENT AUDITOR
Ratification of the Audit Committee’s Selection of Moss Adams LLP
Our audit committee has selected the firm of Moss Adams LLP as our principal independent auditor for 2011. Moss Adams has served as our principal independent auditor since 2007. Representatives of Moss Adams will be present at the meeting and will have the opportunity to make a statement and to answer appropriate questions.
If shareholders fail to ratify the appointment of Moss Adams, the audit committee will reconsider whether or not to retain that firm. Even if appointment is ratified, the audit committee in its discretion may direct the appointment of a different principal independent auditor at any time.
The affirmative vote of a majority of those shareholders present and voting will ratify the selection of Moss Adams as our principal independent auditor.
Audit Fees, Audit-related Fees, Tax Fees and All Other Fees
Moss Adams audited our financial statements for the years ending December 31, 2010 and 2009. The following table shows all of the fees charged by Moss Adams during those years.

	2010	2009

Audit fees(1)	$357,191	$398,407
Audit-related fees(2)	35,766	32,340
Tax fees	30,950	28,590
All other fees	0	0

Total	$423,907	$459,337

(1)	For auditing our annual consolidated financial statements and our interim financial statements in our reports filed with the Securities and Exchange Commission and auditing our internal controls over financial reporting and management’s assessments of those controls.

(2)	For accounting and auditing consultation services, audits of our employee benefit plans, assistance with registration statements filed with the Securities and Exchange Commission and audits of separate subsidiary financial statements.

OTHER INFORMATION
Financial Materials
Shareholders may request free copies of our financial materials (annual report, Form 10-K and proxy statement) from TriCo Bancshares, 63 Constitution Drive, Chico, California 95973, Attention: Corporate Secretary. These materials may also be accessed on our website at www.tricountiesbank.com under “investor information.”
Section 16(a) Beneficial Ownership Reporting Compliance
Our directors, executive officers and some other shareholders are required to report their ownership of our common stock and any changes in that ownership to the Securities and Exchange Commission and Nasdaq. To the best of our knowledge, all required filings in 2010 were properly made in a timely fashion. In making these statements, we have relied on the representations of the persons involved and on copies of their reports filed with the Commission.
How to Contact the Board
Shareholders may direct questions to the independent lead director by sending an e-mail to leaddirector@tricountiesbank.com. All communications required by law or regulation to be relayed to the Board will be promptly delivered to the lead director. The lead director monitors these messages and replies appropriately. The lead director for 2011 is Mr. Casey. We also encourage shareholders to attend the annual meeting to ask questions of directors concerning TriCo.
Employees and others may confidentially or anonymously report potential violations of laws, rules, regulation or our code of business conduct, including questionable accounting or auditing practices, by calling our hotline at (866) 519-1882. Employee comments will be promptly delivered to the chairman of the audit committee, Mr. Amaral.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

INTERNET
http://www.proxyvoting.com/tcbk
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

91137
▼ FOLD AND DETACH HERE ▼

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS, “FOR” ITEMS 2 AND 4 AND, WITH RESPECT TO ITEM 3, FOR “3 YEARS.”	Please mark your votes as indicated in this example	☒

		FOR	WITHHOLD	*EXCEPTIONS
1. To elect as directors the following nine nominees:		ALL	FOR ALL					FOR	AGAINST	ABSTAIN

01 William J. Casey 02 Donald J. Amaral	06 Michael W. Koehnen 07 Richard P. Smith	☐	☐	☐	2.	Proposal to approve the advisory (non-binding) resolution relating to executive compensation.		☐	☐	☐
03 L. Gage Chrysler III	08 Carroll R. Taresh
04 Craig S. Compton	09 W. Virginia Walker					Management recommends a vote for shareholder approval every 3 years.
05 John S.A. Hasbrook							1 year	2 years	3 years	Abstain

					3.	Frequency of shareholder vote on executive compensation.	☐	☐	☐	☐
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions								FOR	AGAINST	ABSTAIN

					4.	Ratification of the selection of Moss Adams LLP as the company’s independent auditor.		☐	☐	☐

								Mark Here for Address Change or Comments SEE REVERSE		☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

You can now access your TriCo Bancshares account online.
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Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2010 Annual Report to Shareholders are available at: http://bnymellon.mobular.net/bnymellon/tcbk
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PROXY
TRICO BANCSHARES
Annual Meeting of Shareholders – May 3, 2011
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY
The undersigned hereby appoints Richard P. Smith and Richard O’Sullivan, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of TriCo Bancshares Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2011 Meeting of Shareholders of the company to be held May 3, 2011 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting.

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)	91137